Exhibit 10.18

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED BECAUSE THE REGISTRANT HAS DETERMINED THE INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED
COLLABORATION AND LICENSE AGREEMENT
This Amended and Restated Collaboration and License Agreement (the “Agreement”), effective as of [***] (the “Restatement Effective Date”), is made by and between Allogene Therapeutics, Inc., a Delaware corporation with its principal place of business at 210 East Grand Ave., South San Francisco, CA 94080 (“Allogene”), and Notch Therapeutics (Canada) Inc., having an address at 300-2233 Columbia St, Vancouver, BC V5Y 0M6 (“Notch”). Allogene and Notch are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Allogene is a clinical-stage biotechnology company engaged in the research, development and commercialization of genetically engineered allogeneic T cell therapies for the treatment of cancer;
WHEREAS, Notch possesses certain technology and expertise relating to the use of pluripotent stem cells to manufacture T cell therapies;
WHEREAS, the Parties desire to collaborate in relation to research and development of the use of Notch’s proprietary technologies for generating and manufacturing cells of T cell or NK cell lineage in connection with Allogene’s cellular therapies, and potential commercialization of pharmaceutical products arising from such research and development activities for the treatment of certain hematological malignancies;
WHEREAS, the Parties previously entered into a Collaboration and License Agreement (the “CLA”) effective as of November 1, 2019 (“Original Effective Date”), as amended in an Amendment to Collaboration and License Agreement dated May 16, 2022, and the Parties now wish to further amend the CLA and fully restate the terms thereof; and
WHEREAS, the Parties have entered into that certain stock purchase agreement as of the Original Effective Date;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    DEFINITIONS
1.1    “Academic Use Rights” means a non-exclusive license to Research Program Inventions granted by Notch or its Affiliate to a non-profit academic or research institution solely for such academic or research institution’s internal, non-commercial, non-clinical research. Such license shall not permit the publication or disclosure of any Research Program Invention or data related thereto without Allogene’s prior approval, not to be unreasonably withheld.

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1.2    “Affiliate” means, as to a Party, any entity directly or indirectly controlling, controlled by or under common control with such Party, where “control” means (a) beneficial ownership of greater than fifty percent (50%) of the voting equity interests in such entity or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of a voting equity interest, by contract or otherwise.
1.3    “Alliance Manager” has the meaning set forth in Section 3.1.
1.4    “Allogene Background Technology” means Background Technology Controlled by Allogene or its Affiliates.
1.5    “Allogene Indemnitee” has the meaning given in Section 11.1.
1.6    “Allogene Technology” means (a) Background Technology Controlled by Allogene, and (b) Allogene’s interest in any Research Program Inventions, excluding any Joint Technology.
1.7    “Allogene Patents” has the meaning given in Section 8.2.
1.8    “Applicable Law” means any and all applicable laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.
1.9    “Available” and its cognates mean, with respect to a Target, that (a) Notch has not granted any Third Party any license, or option to acquire a license, under the Notch Technology to Exploit cellular therapy products Directed Against such Target (excluding licenses granted to service providers solely to provide services to Notch), or, if Notch has granted such a license or option to acquire a license, such license or option to acquire a license has expired or terminated; and, if the requirement in clause (a) is met, (b) Notch, together with its Affiliates and any Third Party to which Notch had previously granted a license or option as described in clause (a), have not expended an aggregate amount in excess of [***] dollars [***] directly in the research and development of a cellular therapy product Directed Against such Target.
1.10    “Background Technology” means Patent Rights and Know-How (a) Controlled by a Party prior to the Original Effective Date or (b) Controlled by such Party during the Term, but not generated in the performance of the activities under this Agreement.
1.11    “Bankruptcy Code” has the meaning given in Section 12.4.
1.12    “B-Cell Malignancies” means the hematological malignancies or cancer that begins in blood-forming tissue, such as the bone marrow, or in the cells of the immune system and affect B cells. These include B-cell lymphomas and some leukemias. For clarity, B-Cell Malignancies shall for example not include Multiple Myeloma, chronic myelogenous leukemia, acute myelogenous leukemia, or T cell malignancies.
1.13    “Biologics License Application” or “BLA” means a Biologics License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or any successor regulation) and all amendments and supplements thereto submitted to the FDA, or any equivalent filing in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority, or any similar application or submission for Regulatory Approval filed with a Regulatory Authority to obtain marketing approval for a biologic product in a country or in a group of countries.

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1.14    “Bi-Specific Product” means [***].
1.15    “Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in the San Francisco, California, USA, or Toronto, Canada are authorized or obligated by Applicable Laws to close.
1.16    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term or following First Commercial Sale of a product shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.
1.17    “Calendar Year” means (a) for the first year of the Term, the period beginning on the Original Effective Date and ending on December 31, 2019, (b) for each year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last year of the Term, the period beginning on January 1 of the year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.
1.18    “CAR” means a chimeric antigen receptor. For clarity, a CAR does not contain a TCR binding domain.
1.19    “CAR Product” means a pharmaceutical or biological product comprising an Engineered CAR Cell.
1.20    “[***]” means the [***] located at [***].
1.21    “CEOs” means the Chief Executive Officer of Notch and the Chief Executive Officer of Allogene, or a named designee of either of the foregoing.
1.22    “Cell Type” means either a T Cell or an NK Cell.
1.23    “Change of Control” means with respect to a specified Party: (a) the acquisition, directly or indirectly, by a Person or “group” (whether in a single transaction or multiple transactions) of more than 50% of the voting power of such Party or of beneficial ownership of (or the right to acquire such beneficial ownership) of more than 50% of the outstanding equity or convertible securities of such Party (including by tender offer or exchange offer); (b) any merger, consolidation, share exchange, business combination, recapitalization, the sale of substantially all of assets of, or similar corporate transaction involving such Party (whether or not including one or more wholly owned subsidiaries of such Party), other than: (i) transactions involving solely such Party and/or one or more Affiliates, on the one hand, and one or more of such Party’s Affiliates, on the other hand, and/or (ii) transactions in which the stockholders of such Party immediately prior to such transaction hold at least 50% of the voting power of the surviving company or ultimate parent company of the surviving company; or (c) the adoption of a plan relating to the liquidation or dissolution of such Party. For purposes of this definition, the terms “group” and “beneficial ownership” has the meaning accorded in the U.S. Securities Exchange Act of 1934 and the rules of the U.S. SEC thereunder in effect as of the Original Effective Date.
1.24    “Claims” means all liability, loss, damage, claim, injury, costs or expenses (including reasonable attorneys’ fees and expenses of litigation) of any kind arising from Third Party demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise).

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1.25    “Collaboration Product” means a T Cell or NK Cell created pursuant to the Research Program that expresses one or more CARs that are Directed Against one or more of the Exclusive Targets.
1.26    “Collaboration Term” has the meaning set forth in Section 2.1(h).
1.27    “Combination Product” has the meaning set forth in the definition of Net Sales.
1.28    “Commercially Reasonable Efforts” means, with respect to either Party in relation to this Agreement, such efforts (whether undertaken by such Party directly or by such Party’s Affiliates or Sublicensees) that are consistent with the efforts and resources used by a biopharmaceutical company of similar size and resources in the exercise of its commercially reasonable business practices relating to an exercise of a right or performance of an obligation under this Agreement, including the research, development, manufacture and commercialization of a pharmaceutical or biologic compound or product, as applicable, at a similar stage in its research, development or commercial life as the relevant Product, and that has commercial and market potential similar to the relevant Product, taking into account issues of intellectual property coverage, safety and efficacy, stage of development, product profile, competitiveness of Third Party products in the marketplace, supply chain, proprietary position, regulatory exclusivity, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of Regulatory Approval, profitability (including pricing and reimbursement status achieved or likely to be achieved), alternative therapies and legal issues.
1.29    “Competing Products” has the meaning set forth in Section 4.5(b).
1.30    “Competitive Indication” means [***].
1.31    “Confidential Information” has the meaning set forth in Section 9.1.
1.32    “Control” or “Controlled” means, with respect to any Know-How, Patent Rights or other Intellectual Property Rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patent Rights or other Intellectual Property Rights to the other Party on the terms and conditions set forth herein at the time of such grant, in each case without breaching the terms of any agreement with a Third Party. Notwithstanding the foregoing, (a) Know-How, Patent Rights and other Intellectual Property Rights licensed by Notch from a Third Party shall only be considered to be Controlled by Notch if (i) (A) such Know-How, Patent Rights or other Intellectual Property Rights were licensed under a New Notch Third Party In-License entered into [***] or (B) such Know-How, Patent Rights or other Intellectual Property Rights were licensed under a New Notch Third Party In-License entered into after the end of the [***] and Notch has incorporated such Know-How, Patent Rights or other Intellectual Property Rights into a Product or the Research Program, and (ii) Allogene elects, within [***] days after notification thereof from Notch, to be bound by all terms and conditions thereof applicable to sublicensees under such New Notch Third Party In-License (which terms and conditions shall be fully included in the applicable notification to Allogene described below) and to pay the share of the license fees, milestone payments and royalties payable thereunder and reasonably allocated to such sublicense rights (which share that is paid by Allogene is subject to offset against Notch’s royalties to the extent permitted under Section 6.9(b)) based on Allogene’s sublicense rights thereunder relative to the rights thereunder retained by Notch, which share shall be negotiated by the Parties in good faith; and (b) without limiting Section 4.5(a), Know-How, Patent Rights and Intellectual Property Rights arising under collaboration, research or similar agreements between Notch and Third Parties shall not be considered to be Controlled by Notch unless, pursuant to the terms of the applicable Third Party agreement, Notch retains or is granted such Control. Notch shall notify Allogene of each New Notch Third Party In-License (i.e., each Third Party license

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entered into by Notch prior to the end of the Collaboration Term that includes any Intellectual Property Rights that would, if Allogene were to make the election set forth in clause (a)(ii), fall within the definition of Notch Technology) within [***] days after entering into such New Notch Third Party In-License.
1.33    “Cover”, “Covering” or “Covered” means, with reference to a Patent Right and a product, composition, article of manufacture or method, that the manufacture, practice, use, offer for sale, sale or importation of such product, composition, article of manufacture or method, would infringe a Valid Claim of such Patent Right in the country in which such activity occurs without a license thereto (or ownership thereof) (or if such Patent Right is pending, would infringe such Valid Claim if it were to issue as then being prosecuted in good faith).
1.34    “Development Milestone” means any of the milestones described in Section 6.5.
1.35    “Directed Against” means, as used in connection with a Target, that the product or agent at issue is designed to interact or bind with such Target as its primary mechanism of action.
1.36    “Dollars” means the U.S. dollar, and “$” shall be interpreted accordingly.
1.37    “EMA” means the European Medicines Agency, and any successor entity thereto.
1.38    “Engineered CAR Cell” means an engineered T Cell or NK Cell that expresses one or more CARs Directed Against a Target.
1.39    “EU” means all countries that are officially recognized as member states of the European Union at the relevant time.
1.40    “Exclusive Target” means (a) [***] and (b) if applicable, the [***].
1.41    “Exclusivity Term” has the meaning set forth in Section 4.5(c).
1.42    “Existing Notch Third Party In-License” means [***].
1.43    “Exploit” means to research, develop, make, have made, use, offer for sale, sell, import, export or otherwise exploit, or transfer possession of or title in, a product. Cognates of the word “Exploit” shall have correlative meanings.
1.44    “Field” means the treatment, prevention and palliation of all human and animal diseases and disorders, including, without limitation, the Competitive Indications.
1.45    “First Commercial Sale” means the first arm’s length commercial sale for monetary value by a Party, its Affiliates, Licensees or Sublicensees of a Product or RIT Product (as applicable) in the Territory to a Third Party who is not a Licensee or Sublicensee for end use or consumption by the general public of such Product or RIT Product in any country following the receipt of Regulatory Approval for such Product or RIT Product by such Party, its Affiliates, its Licensees, or its Sublicensees; provided, however, that the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate, Licensee or Sublicensee unless the Affiliate, Licensee or Sublicensee is the last entity in the distribution chain of the Product or RIT Product; (b) any use of such Product or RIT Product in clinical trials, non-clinical development activities or other development activities with respect to such Product or RIT Product by or on behalf of a Party, or disposal or transfer of such Product or RIT Product for a bona fide charitable purpose; and (c) compassionate use, in each case for which no payment is received by a Party, its Affiliates, Licensees or Sublicensees. For purposes of clarification, except as otherwise provided

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in the previous sentence, any first arm’s length commercial sale to a distributor or wholesaler under any non-conditional sale arrangement would be a First Commercial Sale.
1.46    “Full Time Equivalent” or “FTE” means the equivalent of a full-time scientist’s work time over a twelve (12)-month period (including customary vacations, sick days and holidays). The portion of an FTE year devoted by a scientist to the Research Program shall be determined by dividing the number of eight (8)-hour days during any twelve (12)-month period devoted by such employee to the Research Program by the total number of working days during such 12-month period.
1.47    “FTE Rate” means an annualized rate [***] dollars [***] per year for FTEs performing activities under the Research Plan.
1.48    “GAAP” means United States generally accepted accounting principles applied on a consistent basis.
1.49    “Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.50    “Improvement” means an advancement, modification, development or improvement.
1.51    “Indemnify” has the meaning given in Section 11.1.
1.52    “Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or induced infringement.
1.53    “Initial Target” means any target set forth in Exhibit A.
1.54    “Intellectual Property Rights” means rights in and to all (a) U.S. and foreign patents and patent applications, including all provisional, utility, divisions, substitutions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof ,or inventor certificates, or equivalents thereof, (b) copyrights, whether registered or unregistered, (c) Know-How, (d) software, (e) trademarks, service marks, trade names, trade dress, domain names and similar rights, including goodwill therein whether registered or not, and (f) any other intellectual or other proprietary rights of any kind now known or hereafter recognized in any jurisdiction, including the right to bring a claim with respect to any of the foregoing for past, present or future infringement, and any applications or registrations thereof.
1.55    “Inventions” means any process, method, composition, formulation, article of manufacture, method, discovery or finding, whether or not patentable or copyrightable, including all rights, title and interest in and to the Intellectual Property Rights therein.
1.56    “iPSCs” means induced pluripotent stem cells.
1.57    “Joint Development Committee” or “JDC” has the meaning set forth in Section 3.2.
1.58    “Joint Know-How” means the Know-How included in the Joint Technology.

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1.59    “Joint Patents” means the Patent Rights included in the Joint Technology.
1.60    “Joint Technology” has the meaning given in Section 7.2.
1.61    “Know-How” means any information and materials, including discoveries, improvements, modifications, processes, techniques, methods, assays, designs, protocols, formulas, data, databases, know-how and trade secrets (in each case, patentable, copyrightable or otherwise), but excluding any of the foregoing to the extent claimed by any issued Patent Right.
1.62    “Licensee(s)” means any Third Party to which Notch has granted a license under this Agreement.
1.63    “Materials” has the meaning set forth in Section 2.3.
1.64    “Member” has the meaning set forth in Section 3.2.
1.65    “Multiple Myeloma” means a cancer that forms in a type of white blood cell called a plasma cell.
1.66    “Necessary” has the meaning set forth in Section 6.9(a).
1.67    “Negotiation Period” has the meaning set forth in Section 2.7(c).
1.68    “Net Sales” means, with respect to any Product or RIT Product, the gross amounts invoiced by a Party, its Affiliates, Licensees and Sublicensees (each, a “Selling Party”) to Third Party customers in an arm’s length transaction for sales of such Product or RIT Product, less the following deductions actually incurred, allowed, taken, paid, accrued or allocated in its financial statements in accordance with GAAP (as applicable to the Selling Party), for:
(a)    discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));
(b)    credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Product or RIT Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt; provided, that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;
(c)    rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted by a Selling Party (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations and entities (and other equivalent entities and institutions)) which effectively reduce the selling price or gross sales of the Product or RIT Product, as well as costs of distribution and wholesale;
(d)    insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by a Selling Party in shipping Product or RIT Product to a Third Party; and

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(e)    import taxes, export taxes, excise taxes, sales tax, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined and/or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind).
(f)    Sales of Product(s) or RIT Product(s) between or among a Party and its Affiliates, licensees or sublicensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates, licensees or sublicensees are end users.
For the avoidance of doubt, sales of a Product or RIT Product for an invoice price less than or equal to Allogene’s or its applicable Affiliate’s, licensee’s or sublicensee’s cost of goods sold (reasonably determined consistent with GAAP and customary manufacturing cost accounting principles) for (x) use in conducting clinical trials of such Product or RIT Product in a country in order to obtain the Regulatory Approval of such Product or RIT Product in such country or (y) any compassionate use or named patient sales shall be excluded from Net Sales calculations for all purposes.
If a Product or RIT Product (as applicable) is sold in combination with other pharmaceutical or biologic active ingredients that are not themselves Products or RIT Products, respectively (collectively, the “Combination Components”, and taken together (whether co-formulated, co-packaged or for co-administration) with the Product or RIT Product (as applicable), the “Bundled Product”), for a single price, the Net Sales applicable to such transaction will be the product of (i) Net Sales of the Bundled Product calculated as above (i.e., calculated as for a non-Bundled Product) and (ii) the fraction (A/(A+B)), where:
“A” is the gross invoice price in such country of the Product or RIT Product (as applicable) as the sole therapeutically active ingredient; and
“B” is the gross invoice price in such country of all of the Combination Components contained in the Bundled Product.
If “A” or “B” cannot be determined by reference to sales other than in connection with a Bundled Product as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be the relative value contributions of the Product or RIT Product (as applicable) and Combination Components to the Bundled Product gross invoice price, as reasonably determined by the Parties in good faith. Notwithstanding the foregoing and solely for calculating Net Sales under this Agreement, if the Combination Component is a pre-conditioning antibody, the Parties shall assign relative value contributions of the Product or RIT Product (as applicable) and such Combination Component to the Bundled Product gross invoice price, as reasonably determined by the Parties in good faith.
1.69    “New Notch Third Party In-License” means any license of Third Party Know-How, Patent Rights or other Intellectual Property Rights entered into by Notch after the Original Effective Date.
1.70    “NK Cell” means a natural killer cell, or an innate lymphocyte that does not express a TCR, and recognizes target cells through a balance of signals from activating and inhibitory receptors. For clarity, NK Cells do not include T Cells. NK cells may express CD56 and CD16.
1.71    “Non-Publishing Party” has the meaning given in Section 9.7(a).

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1.72    “Notch Background Technology” means Background Technology Controlled by Notch or its Affiliates.
1.73    “Notch Indemnitee” has the meaning given in Section 11.1.
1.74    “Notch Know-How” means all Know-How that (a) is Controlled by Notch or its Affiliates as of the Original Effective Date or during the Term, (b) is or was utilized in, or arose or arises out of, the Research Program and (c) is necessary or useful for the Exploitation of any CAR Product Directed Against one or more Exclusive Targets, including, to the extent meeting the requirements of clauses (a)-(c) above, methods for (i) generating progenitor T Cells from donor material; (ii) generating and manufacturing cells of the T Cell lineage, including mature T Cells, hematopoietic stem cells, embryonic stem cells and/or iPSCs via a soluble or insoluble, bead-based system; and (iii) generating and manufacturing cells of the NK Cell lineage. Notch Know-How includes Notch’s interest in the Joint Know-How.
1.75    “Notch Microbeads” means a surface, such as a microbead, which creates an engineered thymic niche for three-dimensional presentation of immobilized proteins, such as delta-like ligand 4 and VCAM-1, in suspension cultures in order to instruct expedite progenitor and mature T-Cell differentiation from stem cells, such as hematopoietic or induced pluripotent stem cells.
1.76    “Notch Microbead Technology” means all Notch Technology that relates to the production or use, as produced or used by or on behalf of Notch, of Notch Microbeads for the Exploitation of CAR Products directed to one or more Exclusive Targets.
1.77    “Notch Patents” means any Patent Right that (a) is Controlled by Notch or its Affiliates as of the Original Effective Date or during the Term and (b) claims any invention that (i) is or was utilized in, or arose or arises out of, the Research Program since the Original Effective Date, and (ii) is necessary or useful for the Exploitation of any CAR Product Directed Against one or more Exclusive Targets, or which Notch has incorporated into a CAR Product Directed Against one or more Exclusive Targets. Notch Patents include Notch’s interest in Joint Patents.
1.78    “Notch Technology” means the Notch Know-How and Notch Patents, and includes the Notch Microbead Technology.
1.79    “Notch Third Party In-Licenses” means (a) the Existing Notch Third Party In-License and (b) any New Notch Third Party In-License pursuant to which Allogene receives a sublicense of rights under this Agreement.
1.80    “Optioned Target” has the meaning set forth in Section 2.6(a).
1.81    “Patent Rights” means all US patents and provisional and non-provisional patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, patent term extensions, patent term adjustments, and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.
1.82    “PBMC” means peripheral blood mononuclear cell.

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1.83    “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
1.84    “Phase 1 Clinical Trial” means a human clinical trial of a CAR Product, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.
1.85    “Phase 2 Clinical Trial” means a human clinical trial of a CAR Product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular therapeutic indication or therapeutic indications in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.
1.86    “Phase 3 Clinical Trial” means a human clinical trial of a CAR Product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) and is intended to (a) establish that the Product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed, and (c) support Regulatory Approval for such Product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.
1.87    “Pivotal Clinical Trial” means a Clinical Trial of a CAR Product in a sufficient number of subjects that satisfies both of the following ((a) and (b)):
(a)    such Clinical Trial establishes that such CAR Product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such CAR Product in the dosage range to be prescribed, which Clinical Trial can be used to support Regulatory Approval of such CAR Product, or a similar clinical study prescribed by the United States, Canada or EMA; and
(b)    such Clinical Trial may be a Phase 2 Clinical Trial or Phase 3 Clinical Trial that satisfies the requirements of any of the expedited development and review pathways available at the FDA or its foreign equivalent.
For the avoidance of doubt, a Clinical Trial may become a Pivotal Clinical Trial after the commencement of such trial based on the statistical significance of the data generated in such trial.
1.88    “Prior Confidentiality Agreement” means that certain non-disclosure agreement between the Parties dated January 11, 2019.
1.89    “Product” means a CAR Product that (a) expresses one or more CARs that are Directed Against one or more Exclusive Targets; and (b) the manufacture, use or sale of which is Covered by a Notch Patent or which was developed or manufactured through use of the Notch Technology. For clarity, a Product may be a Bispecific Product.
1.90    “Product Infringement” has the meaning given in Section 8.5(a).

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1.91    “Prosecuting and Maintaining”, and its correlates, means preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof) and maintaining a Patent Right. For these purposes, “prosecution” shall include any post-grant proceeding including supplemental examination, post grant review proceeding, inter parties review proceeding, patent interference proceeding, opposition proceeding and reexamination.
1.92    “PSCs” means pluripotent stem cells.
1.93    “Publishing Party” has the meaning given in Section 9.7(a).
1.94    “Regulatory Approval” means all approvals, licenses, registrations, and authorizations by the Regulatory Authority necessary for the commercial sale of a CAR Product in the Field in a given country or regulatory jurisdiction, including pricing and reimbursement approval where required as part of obtaining such regulatory approval.
1.95    “Regulatory Authority” means any applicable Governmental Authority or other authority responsible for granting Regulatory Approvals for a CAR Product, including the FDA, the EMA and any corresponding national or regional regulatory authorities.
1.96    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product, other than Patent Rights.
1.97    “Released Initial Target” or “RIT” means [***].
1.98    “Remainder” has the meaning set forth in Section 8.5(f).
1.99    “Research Budget” has the meaning set forth in Section 2.1(a).
1.100    “Research Costs” means (a) the costs of Notch FTEs performing activities under the Research Plan at the FTE Rate and otherwise without mark-up, (b) out-of-pocket costs directly incurred by Notch in performing activities under the Research Plan without mark-up, and (c) costs incurred by Notch for the Research Facility and cGMP manufacturing capacity in accordance with Section 2.2 without mark-up.
1.101    “Research Milestones” means any milestone described in Section 6.4.
1.102    “Research Milestone 3” means the first to be achieved of Research Milestone “T3A” and Research Milestone “N-3A” as described in Section 6.4.
1.103    “Research Plan” has the meaning set forth in Section 2.1.
1.104    “Research Program” has the meaning set forth in Section 2.1.
1.105    “Research Program Inventions” means all Inventions discovered, conceived or created during the Collaboration Term by either Party or its Affiliates alone, or by the Parties jointly, in each case as a result of the activities conducted under the Research Plan.
1.106    “RIT Product” means any CAR Product that is designed to, as its primary mechanism of action, interact or bind with any Released Initial Target expressed on or in a tumor cell.
1.107    “Royalty Term” has the meaning set forth in Section 6.10.

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1.108    “Rules” has the meaning given in Section 13.2.
1.109    “Selling Party” has the meaning set forth in the definition of Net Sales.
1.110    “Sublicensee(s)” means any Third Party to which Allogene or a Licensee or Sublicensee has granted a sublicense under this Agreement.
1.111    “Substitute Target” has the meaning set forth in Section 2.5(a).
1.112    “Success Criteria” has the meaning set forth in Section 2.1(a).
1.113    “Supply Agreement” has the meaning set forth in Section 5.3.
1.114    “Target” means an antigen expressed on or in a tumor cell.
1.115    “T Cell” means any lymphocytes that naturally contain a TCR and includes alpha beta T cells, gamma delta T cells, natural killer T cells and any other cell type naturally containing a TCR, whether variable or invariant. TCR may be genomically rearranged at alpha and beta loci, expressed on cell surface or intracellularly. T Cells may express both alpha and beta, only alpha or only beta chains, or neither.
1.116    “TCR” means a T cell receptor.
1.117    “Term” has the meaning set forth in Section 12.1.
1.118    “Territory” means worldwide.
1.119    “Third Party” means any person or entity other than a Party and its Affiliates and their respective employees, agents and representatives.
1.120    “Third Party License” has the meaning set forth in Section 6.9.
1.121    “Useful” has the meaning set forth in Section 6.9(a).
1.122    “Valid Claim” means (a) an issued claim of any issued patent within the Notch Patents that has not expired, or been revoked, cancelled, become abandoned or disclaimed, been declared invalid and/or unenforceable by a patent office or a decision or judgment of a court or other appropriate body of competent jurisdiction; and (b) a claim included in a pending patent application included in the Notch Patents that is being prosecuted in good faith and that has not been cancelled, withdrawn from consideration, finally determined to be unallowable by the patent office or applicable governmental authority (from which no appeal is or can be taken), or abandoned or disclaimed; provided, however, that, if a claim of a patent application has been pending for more than seven (7) years, such claim will not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent issues with such claim; provided, further, that, for purposes of the foregoing proviso, any newly filed claim which claims priority to any earlier filed claim shall be considered pending for the same period of time as such earlier filed claim has been pending.
1.123    “VAT” has the meaning set forth in Section 6.13(b).
2.    RESEARCH PROGRAM
2.1    Research Program.

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(a)    The Parties will conduct a research program directed to the use of the Notch Technology to discovery, generation and manufacturing of Products for oncology applications, pursuant to a research plan mutually agreed to by the Parties (such plan, the “Research Plan” and such program, the “Research Program”). The Research Plan shall include the following: (i) a timeline for the conduct of research activities, on an Exclusive Target-by-Exclusive Target basis as applicable (it being understood that, unless otherwise agreed by the Parties, the Research Plan shall be limited in scope to the activities for the Exclusive Target(s) specifically set forth in the Research Plan); (ii) the deliverables to be provided arising from such research activities; (iii) the personnel and other resources Notch is required to apply to the performance of the Research Program, which resources shall not exceed the Research Costs set forth in the Research Budget, (iv) any biological or chemical materials to be provided by a Party to the other Party in order for such Party to conduct its activities under the Research Plan (the providing Party’s “Materials”) and timing therefor; (v) any Know-How to be provided by a Party to the other Party in order for such Party to conduct its activities under the Research Plan and timing therefor; (vi) the criteria for determining whether each Research Milestone or Development Milestone has been successfully completed (with respect to each such milestone, the “Success Criteria”); (vii) a budget for the Research Costs (the “Research Budget”), which, excluding the Research Costs incurred pursuant to Section 2.2, shall not exceed [***] dollars [***] for the duration of the Collaboration Term, unless otherwise agreed in writing by the Parties; and (viii) an allocation of the Research Budget between the Parties. If Allogene exercises its option under Section 2.6, [***], unless otherwise agreed in writing by the Parties. Upon execution of this Agreement, the original Research Plan shall be cancelled, and the Parties shall agree on a mutually acceptable amended Research Plan, which shall be deemed the Research Plan under this Amended and Restated Collaboration and License Agreement. For the avoidance of doubt, if the Parties do not agree on such mutually acceptable amended Research Plan, then there will not be a Research Program and Notch shall not have any obligation to perform any research or development activities under this Agreement. The Parties hereby agree that, except as otherwise agreed by the Parties, the T Cell-based Collaboration Products Directed Against [***] shall utilize a chimeric antigen receptor construct produced using technology Allogene has licensed from Cellectis SA.
(b)    Notch shall provide reasonable, good faith, non-binding estimates for the Research Budget that is intended to fund Notch for the activities to be performed by Notch as set forth in the Research Plan and intended for the achievement of the goals set forth in the Research Plan, and shall provide supporting documentation therefor to Allogene upon request.
(c)    Notch may elect (in its sole discretion) to provide resources or to perform activities under the Research Plan the aggregate cost of which (including Notch FTEs at the FTE Rate, material and equipment purchases, costs pursuant to Section 2.2 below, and other Third-Party costs as specified in the Research Plan) exceeds the funding provided by Allogene for such activities.
(d)    Subject to the foregoing provisions of this Section 2.1, each Party shall use Commercially Reasonable Efforts to conduct its respective obligations set forth in the Research Plan. For clarity, neither Party guarantees that any timeline, deliverables or Success Criteria will be achieved or provided, within the Research Budget or otherwise, and any failure by a Party to achieve any of the same shall not constitute a breach of this Agreement provided that such Party has fulfilled its obligations to use Commercially Reasonable Efforts as set forth in the preceding sentence. In addition, any refusal by either Party to agree to any specific commitment under the Research Plan shall not constitute a breach of this Agreement.
(e)    Each Party shall perform, and shall require that its applicable Affiliates, licensees, sublicensees and Third Party contractors perform, all research activities in a good scientific and ethical business manner and in compliance with the terms of this Agreement, and

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in compliance with all Applicable Laws. Any breaches of the foregoing by an Affiliate or Third Party shall, as between the Parties, be the responsibility of the Party that engaged such Affiliate or Third Party. No agreement between Notch and its Affiliates, licensees, sublicensees, or Third Party contractors that perform services pursuant to the Research Plan will conflict with the terms of this Agreement or impose any obligations on Allogene, except as approved in writing in advance by Allogene. Each Party shall use Commercially Reasonable Efforts to maintain materially complete, current and accurate records of the activities conducted by or on behalf of such Party under the Research Program and all data and other information resulting from such activities. Such records shall properly reflect all work done and results achieved in good scientific manner and with intention to be appropriate for regulatory and patent purposes.
(f)    Notch shall keep accurate records of the Notch FTEs involved in the performance of the Research Program, including time sheets tracking the time such individual spent working in support of the Research Program.
(g)    Subject to Section 2.1(a), with respect to each Exclusive Target, Allogene shall have the right to specify whether the Research Plan shall at any particular time be directed to T Cells, NK Cells or both T Cells and NK Cells.
(h)    The term of the Research Program shall commence on the Original Effective Date and expire upon the earliest of (i) completion of all activities set forth in the mutually acceptable amended Research Plan agreed upon by the Parties pursuant to Section 2.1(a), (ii) the tenth (10th) anniversary of the Original Effective Date, (iii) at Allogene’s election, following the JDC’s determination that for each Exclusive Target, Notch has met the Success Criteria for all Development Milestones for at least one Product (irrespective of cell type) Directed Against such Exclusive Target, or (iv) the JDC’s determination that the Research Program cannot be reasonably pursued against any Exclusive Target due to technical infeasibility or safety issues (the “Collaboration Term”). Subject to Sections 2.1(c) and (d), Allogene shall have the right to terminate the Collaboration Term by written notice if Notch materially fails to perform its obligations under the Research Plan and does not cure such failure within [***] days following Notch’s receipt of Allogene’s written notice of such failure. In such event, at Allogene’s request, Notch shall perform the technology transfer described in Section 2.4.
(i)    During the Collaboration Term, each Party shall report to the JDC each Calendar Quarter summarizing the results and data obtained from the conduct of the Research Plan. If reasonably necessary for Allogene to perform its work under the Research Plan or to Exploit a Product or exercise its rights under the Agreement, Allogene may request that Notch provide more detailed information and data regarding such results reported by Notch, and Notch shall promptly provide Allogene with such reasonable information and data responsive to such request to the extent in Notch’s possession or control, provided that, without limiting Notch’s obligations to perform the Research Plan as set forth in this Article 2, Notch shall not be required to perform any additional work in responding to such request beyond transmitting such existing information and data in the form it exists unless Notch and Allogene agree upon reasonable additional funding (including Notch FTEs at the FTE Rate) in accordance with an agreed budget that Allogene will pay to Notch for such additional work.
2.2    Notch Research and Manufacturing Facilities.
(a)    Notch will use Commercially Reasonable Efforts to maintain access to laboratory and process development facilities at [***] or similar facility approved by the JDC (the “Research Facility”) at its own cost. Notch will use Commercially Reasonable Efforts to negotiate a fee-for-service agreement with the Research Facility to maintain access to cGMP manufacturing resources for cGMP master cell line generation and banking to perform the Research Plan as necessary during the Collaboration Term. Such agreement shall not conflict

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with the terms of this Agreement or impose any obligations upon Allogene, except as expressly approved in advance in writing by Allogene. Allogene shall reimburse Notch in accordance with the Research Budget for its actual, out-of-pocket costs of the Research Facility specifically incurred for the conduct of manufacturing activities pursuant to the Research Plan.
(b)    In addition, Allogene shall fully reimburse Notch in accordance with the Research Plan budget for its actual, out-of-pocket costs for Notch’s costs of maintaining cGMP facility manufacturing capacity required for Notch’s performance under this Agreement (which shall be paid on a pro rata basis if such capacity is also used for other Notch programs). If the Parties enter into a Supply Agreement, then such costs shall be addressed under the Supply Agreement. For clarity, Allogene shall not be responsible for any legal or advisory costs incurred by Notch in contracting for such capacity. Such agreement between Notch and the manufacturer shall not impose any obligations upon Allogene, except as expressly approved in advance in writing by Allogene.
2.3    Transfer of Know-How and Materials for Research Program. Each Party shall use Commercially Reasonable Efforts to transfer to the other Party any Materials and Know-How specified in the Research Plan for use by such other Party in conducting the Research Program in accordance with the timeline for such transfer set forth therein. Each Party shall use the other Party’s Materials and Know-How in compliance with Applicable Law and the terms and conditions of this Agreement. Except as otherwise provided under this Agreement, all Materials and Know-How shall remain the sole property of the providing Party, and shall be returned to such Party or destroyed, in such Party’s sole discretion, upon the termination of this Agreement or, solely with respect to Allogene’s Materials and Know-How, expiration of the Collaboration Term, whichever is the earlier.
2.4    Technology Transfer for Collaboration Products.
(a)    For each Collaboration Product, upon the date that is [***] days following Notch’s completion of its activities under the Research Plan for such Collaboration Product or upon Allogene’s written request, the Parties will agree in writing on a plan for the transfer of Notch Know-How relating to such Collaboration Product to Allogene, or its designee, including the manufacturing process therefor (a “Technology Transfer Plan”), subject to Section 5.3 and the Supply Agreement, if and when in force. If the Parties do not execute a Supply Agreement pursuant to Section 5.3, Allogene may engage a reputable Third Party manufacturer located in the United States, Europe or Japan and transfer or instruct Notch to transfer the applicable Notch Microbead Technology (including any reagents or other factors necessary to use the Notch Microbead Technology) in accordance with Section 5.3. If the Parties do not execute a Supply Agreement pursuant to Section 5.3, Allogene may not engage a Third Party manufacturer located outside the United States, Europe or Japan without Notch’s prior written approval, not to be unreasonably withheld. Prior to any transfer to a Third Party manufacturer, Notch may require that the Third Party manufacturer execute an agreement with Notch, to be negotiated in good faith by Notch, that includes reasonable industry-standard measures to protect Notch Know-How relating to the applicable Collaboration Product and manufacturing process therefor, including reasonable confidentiality and non-use provisions.
2.5     [RESERVED]
2.6     Target Option. Notch hereby grants to Allogene an option to add [***] additional Target as an Exclusive Target under this Agreement, as follows:
(a)    From the Restatement Effective Date through [***], Allogene shall have the right, but not the obligation, to propose in writing to Notch from time-to-time an additional Target to be added to this Agreement. Notch shall notify Allogene within [***] days following

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its receipt of such notice as to whether such Target is Available or, if such Target is not Available, a brief description of why such Target is not Available (for clarity, Notch shall not be required to disclose the identity of any Third Party that holds a license or option to such Target). If such Target is Available, then Allogene shall, within [***] days following its receipt of Notch’s notice of Availability, notify Notch whether Allogene desires to exercise its option with respect to such Target.
(b)    Promptly following Notch’s receipt of a notice from Allogene that Allogene desires to exercise its option with respect to a Target pursuant to Section 2.6(a), the Parties shall, subject to Section 2.1(a)(ix), update the Research Plan to reflect such addition and the activities to be performed with respect to such Optioned Target, provided that Notch shall not be obligated to undertake such additional work unless and until the Research Budget has also been modified as necessary to cover any expansion to the scope of activities to be required of Notch.
(c)    If the Parties agree on an update to the Research Plan to include a potential Optioned Target pursuant to Section 2.6(b), then Allogene shall be deemed to have exercised its option with respect to such Target, such Target shall be deemed an “Optioned Target,” and Allogene shall pay to Notch an option exercise fee therefor in accordance with Section 6.2.
2.7    [RESERVED]
2.8    Option under Existing Notch Third Party In-License. If Notch receives a notice from [***] pursuant to Section 4.5(a) of the Existing Notch Third Party In-License regarding any Licensor Improvement (as defined in the Existing Notch Third Party In-License) that relates to the Notch Technology, then Notch shall notify Allogene of such Licensor Improvement within [***] days of Notch’s receipt of such notice. If Allogene wishes to include such Licensor Improvement in its licenses granted under Section 4.2(a) of this Agreement, then (a) Allogene shall so notify Notch within [***] days of its receipt of Notch’s notice; (b) promptly following its receipt of Allogene’s notice, Notch shall notify [***] of its interest in exercising its option under Section 4.5(a) of the Existing Notch Third Party In-License with respect to such Licensor Improvement (unless Notch has already provided such notice); and (c) the Parties shall discuss in good faith the terms for such license to such Licensor Improvement. For clarity, this Section 2.8 shall not prevent Notch from exercising such option with respect to any Licensor Improvement that Allogene does not wish to include in its licenses hereunder.
3.    GOVERNANCE
3.1    Alliance Managers. Each Party shall by written notice to the other Party appoint a principal point of contact to be its project manager (the “Alliance Manager”) who shall coordinate and act as a liaison with such other Party with respect to this Agreement and the Research Program and who shall have the authority to act on behalf of their respective Parties. Each Party may from time to time change its Alliance Manager upon written notice and reasonable consultation with the other Party. The Alliance Managers’ responsibilities shall generally include overseeing and supervising its Party’s fulfillment of its obligations under the Research Plan, understanding the obligations of the other Party under the Research Plan, discussing the progress of the Research Program, and identifying barriers to success, key issues and issues-resolution options with the other Party’s Alliance Manager. The Alliance Managers shall not have any authority to amend or interpret this Agreement.
3.2    Joint Development Committee. Promptly following the Original Effective Date, the Parties shall establish a joint development committee to oversee, coordinate and review the

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activities to be conducted under the Research Plan during the Collaboration Term (the “Joint Development Committee” or “JDC”). The JDC shall be comprised of at three (3) members from each Party with appropriate relevant expertise (each, a “Member”). Each Party may replace any appointed Member at any time upon written notice to the other Party. Each Party shall designate one (1) of its Members as co-chairperson of the JDC. Each of the co-chairpersons shall be responsible, on an alternating basis, with the Allogene co-chairperson having responsibility with respect to the initial meeting, for working with the Alliance Managers to schedule meetings, prepare and circulate an agenda in advance of each meeting. Any JDC member may add topics to the draft agenda. The following shall apply to the JDC and its members:
(a)    During the Collaboration Term, the JDC shall meet at least once every Calendar Quarter at times mutually agreed upon by the Parties, or more frequently as the Parties deem appropriate. At least one (1) such meeting per Calendar Year shall be held in person, and all other such meetings may be held by teleconference or videoconference. The location of the meetings to be held in person shall alternate between sites designated by each Party, or as otherwise mutually agreed upon.
(b)    The presence of at least one Notch Member and one Allogene Member shall be required to constitute a quorum at any meeting of the JDC.
(c)    In addition to its Members, the Parties’ Alliance Managers may attend any meeting of the JDC. Each Party may invite other of its relevant employees or consultants to a JDC meeting as non-voting observers, provided that (i) such Party must provide the other Party with advance written notice identifying each such observer and such other Party has no reasonable objection to such observers, and (ii) such Party shall ensure that such observers are bound by written obligations relating to confidentiality and intellectual property that are consistent with this Agreement.
(d)    Each Party shall be responsible for all travel and related costs and expenses for its Members and other representatives to attend meetings of, and otherwise participate on, the JDC.
3.3    Responsibilities of the JDC. The responsibilities of the JDC shall include: (a) overseeing, reviewing and coordinating the Parties’ implementation of the Research Plan, including reviewing data provided by Notch to evidence its achievement of the Research Milestones and Development Milestones; (b) making key decisions as designated in the Research Plan, including determining whether or not the Research Milestones (as applicable) have been met, as set forth in Section 3.4; (c) subject to Section 2.1, amending the Research Plan, including following the substitution of an Exclusive Target pursuant to Section 2.5 or the addition of an Exclusive Target pursuant to Section 2.6; (d) undertaking and/or approving such other matters as are specifically provided for the JDC under this Agreement; and (e) serving as an initial forum for resolving any disputes between the Parties.
3.4    Milestone Achievement. Promptly following Notch’s determination that it has achieved a particular Research Milestone or Development Milestone with respect to a Collaboration Product of either Cell Type, Notch shall provide the JDC with a data package that includes the data and information required under the Research Plan and reasonably necessary for the JDC to determine whether the Success Criteria for such milestone has been achieved. The JDC shall have [***] days to meet and consider such data package, and to determine in writing whether such Success Criteria have been achieved. The JDC may request that Notch provides additional data and information to assist in such determination, which Notch shall promptly provide. If the JDC determines that the applicable Success Criteria have been achieved, then

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Allogene shall pay the applicable milestone payment in accordance with Section 6.4 or 6.5, as applicable.
3.5    Decision-Making. All of a Party’s Members whether present in person or by other means (e.g., teleconference) at any JDC meeting shall vote collectively counting as one vote. Decisions of the JDC shall require the unanimous vote of both Parties. If the JDC is unable to reach a unanimous vote with respect to a particular matter, then the matter shall be escalated for resolution by the CEOs in accordance with Section 13.1. All decisions of the JDC within its authority shall be documented in meeting minutes prepared by Allogene’s Alliance Manager. Other communications between or among any members of the JDC outside of a JDC meeting shall not be deemed to constitute a JDC decision unless incorporated in meeting minutes, nor shall any decision of the JDC outside its authority be deemed binding on either Party.
3.6    Scope of Authority. The JDC shall have no authority to amend or modify any term or condition of this Agreement, or to determine or waive any compliance therewith.
3.7    Disbandment. Except as otherwise agreed by the Parties pursuant to Section 2.6(b), the JDC shall be automatically disbanded at the end of the Collaboration Term.
4.    LICENSES; EXCLUSIVITY
4.1    Research Program License. Subject to the terms and conditions of this Agreement:
(a)    Allogene hereby grants to Notch, a non-exclusive, non-sublicenseable (except as set forth in subsection (b) below), non-transferable license during the Collaboration Term (i) to use and practice the Allogene Technology, solely to the extent necessary for Notch to carry out its obligations under the Research Plan, and (ii) to use Allogene’s Materials transferred to Notch pursuant to Section 2.3, solely for performing activities under the Research Plan.
(b)    The license set forth in subsection (a) shall include the right for Notch to sublicense such rights to its Affiliates, contractors or service providers (but solely to the extent that they are identified in the Research Plan and are performing services solely related to the Research Plan), provided that Notch shall remain fully liable for the acts and omissions of, and for any breach of this Agreement by, such Affiliate(s), contractors and service providers. Except as set forth in this subsection (b), Notch shall not have the right to sublicense to any Third Party without Allogene’s consent.
4.2    License to Allogene.
(a)    Subject to the terms and conditions of this Agreement, Notch hereby grants to Allogene a worldwide, royalty-bearing, sublicenseable (through multiple tiers) license under the Notch Technology to Exploit CAR Products Directed Against one or more Exclusive Targets for use in the Field. Such license shall be (i) exclusive (even as to Notch and its Affiliates, provided that Notch shall retain such rights as are necessary to carry out its obligations under the Research Plan) during the applicable Exclusivity Term and (ii) non-exclusive following the end of the applicable Exclusivity Term. Allogene shall remain fully liable for the acts and omissions of, and for any breach of this Agreement by, any of its Affiliates or Sublicensees.
(b)    Allogene shall not exercise its rights granted under subsection (a) above with respect to the Notch Microbead Technology to make or have made Notch Microbeads,

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except (i) if the Parties do not enter into a Supply Agreement in accordance with Section 5.3 during the Supply Agreement Negotiation Period, (ii) if the Parties do enter into a Supply Agreement and Allogene terminates the Supply Agreement for Notch’s material breach thereof or Notch otherwise fails to fulfill its obligations to supply Notch Microbeads sufficient to support the development and commercialization of the Products in the Field throughout the Territory, or (iii) as otherwise set forth in the Supply Agreement or agreed in writing by the Parties.
4.3    Notch Third Party In-Licenses.
(a)    Allogene shall comply, and shall cause its Affiliates and Sublicensees to comply, with all terms and conditions of the Notch Third Party In-Licenses applicable to sublicensees thereunder, provided that such terms and conditions have been provided to Allogene.
(b)    Allogene’s express prior informed written consent shall be required before Notch incorporates into the Research Program, a Product, or a Collaboration Product any Third Party intellectual property that would require license payments from Allogene. Provided that Allogene has provided such prior written consent, Allogene shall be responsible for the payment of all license fees, milestone payments, royalties and other amounts payable under the Notch New Third Party In-Licenses based on Allogene’s sublicense rights thereunder, which Allogene shall pay to Notch or directly to the Third Party licensors, as mutually agreed by Notch and Allogene, in time for Notch to satisfy its payment obligations to the applicable Third Party licensors. Notch shall be responsible for the payment of all license fees, milestone payments, royalties and other amounts payable under the Existing Notch Third Party In-License.
(c)    Notch shall, and shall cause its Affiliates to:
(i)    subject to Allogene’s satisfaction of its obligations as a sublicensee thereunder, maintain each Notch Third Party In-License in full force and effect and not terminate such Notch Third Party In-License if the failure to do so would adversely affect, or would reasonably be expected to adversely affect, Allogene’s rights under this Agreement, without Allogene’s prior written consent, not to be unreasonably withheld; and
(ii)    not amend or waive, or take any action or omit to take any action that would alter, any of Notch’s or such Affiliates’ rights under any Notch Third Party In-License in any manner that adversely affects, or would reasonably be expected to adversely affect, Allogene’s rights under this Agreement without Allogene’s prior written consent, not to be unreasonably withheld; and
(iii)    Notch shall promptly notify Allogene in writing of the receipt or delivery of any notice of any default under, or any termination or amendment of, any Notch Third Party In-License. If Notch fails to cure any such default and the failure to do so would adversely affect, or would reasonably be expected to adversely affect, Allogene’s rights under this Agreement, Allogene shall have the right to cure any such default and subtract any reasonable amounts paid to the counterparty under the applicable Notch Third Party In-License in connection with such cure (other than amounts with respect to Notch New Third Party In-Licenses for which Allogene is responsible as set forth in this Section 4.3) from any amounts due to Notch hereunder.
(d)    At Allogene’s request, Notch shall use reasonable efforts to obtain the written agreement of the counterparty to any Notch Third Party In-License that, in the event of any termination of such Notch Third Party In-License, which termination does not result from any failure by Allogene or its Affiliates or Sublicensee to comply with the applicable terms of this Agreement or of such Notch Third Party In-License, such counterparty shall grant to

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Allogene a direct license under the Intellectual Property Rights covered by such Notch Third Party In-License that are equivalent in scope to the sublicense under such Intellectual Property Rights granted to Allogene hereunder, under the same terms as are in such Notch Third Party In-License (adjusted for any differences in the scope of such direct license from the license granted to Notch under such Notch Third Party In-License), and provided that such counterparty shall not be required to accept any obligations greater than those provided for in such Notch Third Party In-License.
4.4    No Other Rights. Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights that are not specifically granted herein are reserved to the possessing Party.
4.5    Exclusivity.
(a)    During the applicable Exclusivity Term, neither Notch nor any of its Affiliates shall sell, license or otherwise transfer any Notch Technology to any Third Party for application to products in the Field the primary mechanism of action of which is modulation of an Exclusive Target.
(b)    During the applicable Exclusivity Term and other than as set forth in the Research Plan, neither Notch nor any of its Affiliates shall, itself or with any Third Party, research, develop, manufacture or otherwise progress any [***] (such products, together with any products described in subsection (a) above, “Competing Products”).
(c)    “Exclusivity Term” means (a) with respect to [***] the period commencing on the Original Effective Date and ending [***], and (b) with respect to the Optioned Target (if any), the period commencing on the date such Target is deemed to be an Optioned Target pursuant to Section 2.6(c) and ending [***] years after such date. Notwithstanding the foregoing, for each Exclusive Target for which Allogene is conducting (itself or through an Affiliate or Sublicensee) development or commercialization of a Product Directed Against such Exclusive Target at the end of the period set forth in the immediately preceding sentence, the Exclusivity Term with respect to such Exclusive Target shall be extended until the earliest of [***].
4.6    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Notch to Allogene, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101(35A) of the Bankruptcy Code. The Parties agree that Allogene, as a licensee of such Intellectual Property Rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Notch under the Bankruptcy Code or analogous provisions of applicable Laws outside the United States, Allogene will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to Allogene and all embodiments of such intellectual property, which, if not already in Allogene’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Allogene’s written request therefor, unless Notch elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement in the bankruptcy proceeding, upon written request therefor by Allogene. The Parties further agree that, upon the occurrence of a bankruptcy event, each Party shall have the right to retain and enforce their rights under this Agreement.
4.7    PBMC Rights. Prior to the Restatement Effective Date, Allogene provided Notch with certain Materials arising from certain PBMCs, which Materials Notch used in the

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performance of Research Program activities under this Agreement. If Notch desires to use the data arising from such activities for any regulatory purposes, it may need additional rights relating to such PBMCs, including rights relating to donor consent. At any time and from time to time after the Restatement Effective Date, as and when reasonably requested by Notch and at Notch’s expense, Allogene shall use all reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents, and shall take, or cause to be taken, all such further or other actions as are necessary to provide Notch with such rights.
5.    DEVELOPMENT; COMMERCIALIZATION
5.1    Generally. Following the completion of the technology transfer described in Section 2.4 with respect to a Collaboration Product, Allogene shall, during the applicable Exclusivity Term, have sole and exclusive responsibility for the development and commercialization of such Collaboration Product. In any event, following the Collaboration Term and for the remainder of the applicable Exclusivity Term, as between the Parties, Allogene shall have sole and exclusive responsibility for the development and commercialization of Products. Following the Collaboration Term, Allogene shall use Commercially Reasonable Efforts to develop and commercialize, in the United States and in the European Union, at least one (1) Product Directed Against each Exclusive Target for which Notch has met all Success Criteria set forth in Section 6.5; provided that Commercially Reasonable Efforts shall not require simultaneous development and/or commercialization in both the United States and the European Union. The timelines for Allogene’s development and commercialization of Products set forth in the foregoing clause (a) and (b) may vary based on the factors set forth in the definition of Commercially Reasonable Efforts relating to such Products (e.g., in some circumstances, one of such Products may progress further in development at an earlier point in time based on such factors).
5.2    Reports. On an Exclusive Target-by-Exclusive Target basis, following the disbanding of the JDC, and until the First Commercial Sale of the first Product Directed Against such Exclusive Target, Allogene shall provide Notch with a written report providing a status of Allogene’s development (including registration) of Products Directed Against such Exclusive Target annually. Such report shall cover the previous twelve (12) month period and shall be provided by Allogene no later than [***] days after each Calendar Year. Each such update shall summarize Allogene’s (either by itself or through its Affiliates and its Sublicensees) activities with respect to Exploitation of such Products.
5.3    Supply of Notch Microbeads. For [***] days following Allogene’s request therefor, the Parties shall seek in good faith to negotiate the commercially reasonable terms of supply agreement pursuant to which Notch would supply to Allogene, its Affiliates and its Sublicensees the Notch Microbeads sufficient to support the development and commercialization of the Products in the Field throughout the Territory (a “Supply Agreement”), provided that Notch shall not be obligated to negotiate a Supply Agreement after [***] months after the Restatement Effective Date. If the Parties do not enter into a Supply Agreement within such [***] day period and prior to [***] months after the Restatement Effective Date (or such longer period as the Parties may agree in writing) (the “Supply Agreement Negotiation Period”), then Notch shall transfer to Allogene or its designee applicable Notch Microbead Technology (including any reagents or other factors necessary to use the Notch Microbead Technology) in accordance with Section 2.4, subject to Allogene reimbursing Notch for the cost of any tangible materials included in such transfer that were not acquired or generated using Research Budget funding previously paid by Allogene. If the Parties execute a Supply Agreement that relates to the supply of Notch Microbeads for a particular Product and Allogene thereafter requires Notch Microbeads to be supplied for an additional Product, then the Parties shall follow the procedures set forth in this Section 5.3 to amend the existing Supply Agreement for the supply of Notch

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Microbeads for any additional Product. For clarity, to the extent the Parties were previously unable to negotiate a Supply Agreement or amendment thereto as set forth above, Allogene shall have the right to request Notch to transfer to its designee the Notch Microbead Technology (including any reagents or other factors necessary to use the Notch Microbead Technology) in accordance with Section 2.4 for Product, subject to Allogene reimbursing Notch for the cost of any tangible materials included in such transfer that were not acquired or generated using Research Budget funding previously paid by Allogene.
6.    PAYMENTS
6.1    Initial Consideration; Option Exercise Fee.
(a)    In consideration for the rights granted to Allogene under this Agreement, Allogene shall pay to Notch a one-time-only, non-refundable, non-creditable payment of ten million Dollars ($10,000,000) on the Original Effective Date.
(b)    On the Original Effective Date, Allogene shall purchase [***] shares of Notch’s Series Seed convertible preferred stock at $[***] per share, pursuant to the stock purchase agreement and related agreements entered or to be entered into between the Parties of even date herewith.
6.2    Option Exercise Fee. For each Optioned Target, Allogene shall pay to Notch an option exercise fee of [***] Dollars ($[***]) within [***] days following its receipt of Notch’s invoice therefor, which invoice shall not be sent until Allogene has exercised its option with respect to such Target in accordance with Section 2.6.
6.3    Payment of Research Costs. Within [***] days after the end of each Calendar Quarter in which Notch has conducted activities under the Research Plan, Notch will invoice Allogene for Research Costs actually incurred in such Calendar Quarter for which Allogene is responsible under the Research Plan. Within [***] days of receipt of the invoice, Allogene shall pay all undisputed Research Costs set forth in such invoice. Notch shall provide Allogene with sufficient detail and supporting documentation of the costs incurred for which payments are sought and the periods for payment shall be commensurately extended for any delay in the provision thereof or for the resolution of any good faith dispute relating thereto. In no event shall Allogene be obligated to reimburse Notch for any amounts not set forth in the applicable Research Budget, unless otherwise agreed in writing by an authorized representative of Allogene.
6.4    Research Milestones. In consideration for the rights granted to Allogene under this Agreement, Allogene shall make the following non-refundable, non-creditable milestone payments to Notch within thirty (30) days from Allogene’s receipt of Notch’s invoice after Notch’s achievement of the Success Criteria for the applicable milestone:

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	Research Milestone	Milestone Amount Due
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***] [***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***] [***]	[***]
Each of the milestone payments set forth in the table above shall be payable only once, the first time the Success Criteria for the applicable Research Milestone is achieved by Notch and irrespective of the number of Exclusive Targets with respect to which such Research Milestone is achieved. The aggregate amount payable by Allogene for all Research Milestones shall not exceed [***]. The determination of the achievement of each Research Milestone shall be made pursuant to Section 3.4.
6.5    Development Milestones. In consideration for the rights granted to Allogene under this Agreement, Allogene shall make the following non-refundable, non-creditable milestone payments to Notch within [***] days from Allogene’s receipt of Notch’s invoice after Notch’s achievement of the Success Criteria for the applicable milestone:

	Development Milestone		Milestone Amount Due
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

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Each of the milestone payments set forth in the table above shall be payable only once per Exclusive Target, the first time the Success Criteria for the applicable Development Milestone for such Exclusive Target is achieved by Notch, and irrespective of the number of times a Development Milestone is achieved with respect to an Exclusive Target. If any Development Milestone is achieved for an Initial Target which is subsequently replaced by a Substitute Target, then such achieved Development Milestone shall not be paid for such Substitute Target; however, Allogene shall pay for any Development Milestones achieved by Notch for such Substitute Target that were not paid for such Initial Target. The aggregate amount payable by Allogene for all Development Milestones achieved by Notch with respect to an Exclusive Target (including an Initial Target and its Substitute Target, collectively) [***]. The determination of the achievement of any Development Milestone shall be made pursuant to Section 3.4.
Notwithstanding the foregoing, Allogene shall only be required to pay one set of Development Milestones relating to any Bi-Specific Product that meets a Development Milestone and that is Directed Against two (2) or more Exclusive Targets (each a “Bi-Specific Excluded Target”); provided that Allogene shall thereafter pay any additional Development Milestones that are achieved for any further Product that is Directed Against a Bi-Specific Excluded Target, subject to the limitations that each milestone payment be payable only once per Exclusive Target and that the aggregate amount payable by Allogene for all Development Milestones achieved by Notch with respect to an Exclusive Target (including an Initial Target and its Substitute Target, collectively) [***]. For example, if a Development Milestone is first achieved by a Product Directed Against an Exclusive Target and then such Development Milestone is achieved by a Bi-Specific Product Directed Against such Exclusive Target and a second Exclusive Target as to which no Product has previously achieved such Development Milestone, the applicable milestone payment shall become payable based on such achievement by such Bi-Specific Product.
6.6    Clinical and Regulatory Milestones. In consideration for the rights granted to Allogene under this Agreement, Allogene shall make the following non-refundable, non-creditable milestone payments to Notch following the achievement of the following milestones by Allogene or any of its Affiliates or Sublicensees:

	Milestone	Milestone Amount Due for First T Cell Product	Milestone Amount Due for First NK Cell Product
1.	[***]	[***]	[***]
2.	[***]	[***]	[***]
3.	[***]	[***]	[***]
4.	[***]	[***]	[***]
5.	[***]	[***]	[***]
Each of the milestone payments set forth in the table above shall be payable only once per Exclusive Target per Cell Type, the first time such milestone for such Exclusive Target and Cell Type is achieved, and irrespective of the number of times such milestone is achieved with respect to an Exclusive Target and Cell Type. If any milestone above is achieved for an Initial Target which is subsequently replaced by a Substitute Target, then such achieved milestone shall not be paid for such Substitute Target; however, Allogene shall pay for any milestones above achieved by Allogene or any of its Affiliates or Sublicensees for such Substitute Target that were

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not paid for such Initial Target. The aggregate amount payable by Allogene under this Section 6.6 for all milestones achieved by Allogene, its Affiliates and its Sublicensees with respect to an Exclusive Target (including an Initial Target and its Substitute Target, collectively) shall not exceed [***] Dollars [***] per Cell Type. Allogene shall notify Notch within [***] days following the achievement of any milestone above (or, if achieved by a Sublicensee, within [***] days following its receipt of notice of such achievement) and shall pay the corresponding milestone payment within [***] days following its receipt of Notch’s invoice therefor.
Notwithstanding the foregoing, Allogene shall only be required to pay one set of clinical and regulatory milestones relating to any Bi-Specific Product that meets a clinical or regulatory milestone and that is Directed Against two (2) or more Bi-Specific Excluded Targets; provided that Allogene shall thereafter pay any additional clinical and regulatory milestones that are achieved for any further Product that is Directed Against a Bi-Specific Excluded Target, subject to the limitations that each milestone payment be payable only once per Exclusive Target and that the aggregate amount payable by Allogene for all clinical and regulatory milestones achieved by Allogene, its Affiliates and its Sublicensees with respect to an Exclusive Target (including an Initial Target and its Substitute Target, collectively shall not exceed [***] Dollars [***] per Cell Type. For example, if a clinical or regulatory milestone is first achieved by a Product Directed Against an Exclusive Target and then such clinical or regulatory milestone is achieved by a Bi-Specific Product Directed Against such Exclusive Target and a second Exclusive Target as to which no Product has previously achieved such clinical or regulatory milestone, the applicable milestone payment shall become payable based on such achievement by such Bi-Specific Product.
6.7    Commercial Milestones. In consideration for the rights granted to Allogene under this Agreement, Allogene shall make the following non-refundable, non-creditable milestone payments to Notch following the achievement of the following milestones based on cumulative annual, worldwide Net Sales by Allogene or any of its Affiliates or Sublicensees:

	Milestone	Milestone Amount Due for First T Cell Product	Milestone Amount Due for First NK Cell Product
1.	[***]	[***]	[***]
2.	[***]	[***]	[***]
3.	[***]	[***]	[***]
Each of the milestone payments set forth in the table above shall be payable only once per Exclusive Target per Cell Type, the first time such milestone for such Exclusive Target and Cell Type is achieved, and irrespective of the number of times such milestone is achieved with respect to an Exclusive Target and Cell Type. If any milestone above is achieved for an Initial Target which is subsequently replaced by a Substitute Target, then such achieved milestone shall not be paid for such Substitute Target; however, Allogene shall pay for any milestones above achieved by Allogene or any of its Affiliates or Sublicensees for such Substitute Target that were not paid for such Initial Target. The aggregate amount payable by Allogene under this Section 6.7 for all milestones achieved by Allogene, its Affiliates and its Sublicensees with respect to an Exclusive Target (including an Initial Target and its Substitute Target, collectively) shall not exceed [***] Dollars [***] per Cell Type. Allogene shall notify Notch contemporaneously with its provision of its royalty report under Section 6.11 for the Calendar Quarter in which such

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milestone was achieved and shall pay the corresponding milestone payment within [***] days following its receipt of Notch’s invoice therefor.
Notwithstanding the foregoing, Allogene shall only be required to pay one set of commercial milestones relating to any Bi-Specific Product that meets a commercial milestone and that is Directed Against two (2) or more Bi-Specific Excluded Targets; provided that Allogene shall thereafter pay any additional commercial milestones that are achieved for any further Product that is Directed Against a Bi-Specific Excluded Target, subject to the limitations that each milestone payment be payable only once per Exclusive Target and that the aggregate amount payable by Allogene for all commercial milestones achieved by Allogene, its Affiliates and its Sublicensees with respect to an Exclusive Target (including an Initial Target and its Substitute Target, collectively) shall not exceed [***] Dollars [***] per Cell Type. For example, if a commercial milestone is first achieved by a Product Directed Against an Exclusive
Target and then such commercial milestone is achieved by a Bi-Specific Product Directed Against such Exclusive Target and a second Exclusive Target as to which no Product has previously achieved such commercial milestone, the applicable milestone payment shall become payable based on such achievement by such Bi-Specific Product.
6.8    Royalties. Subject to Sections 6.9 and 6.10, following Regulatory Approval, on a an Exclusive Target-by-Exclusive Target basis and Cell Type-by-Cell Type basis, Allogene shall pay to Notch non-creditable, non-refundable royalties on aggregate annual Net Sales of all Products Directed Against such Exclusive Target in the Territory, as calculated by multiplying the applicable royalty rate by the corresponding amount of incremental Net Sales of all such Products in the Territory in each Calendar Year as follows, provided that, in the case of Bi-Specific Products, such Products shall be deemed to be Directed Against one (but not both) of the applicable Exclusive Targets for such Bi-Specific Product (i.e., royalties for such Product shall be calculated as though the entire Product were of a single Cell Type). Notwithstanding the foregoing, if (a) there are Net Sales of Products Directed Against one of the Exclusive Targets a Bi-Specific Product is Directed Against, such Bi-Specific Product Net Sales shall be aggregated with such Products, and (b) there are Net Sales of Products Directed Against one of the Exclusive Targets of a Bi-Specific Product and Net Sales of Products Directed Against the second Exclusive Target of a Bi-Specific Product, the Net Sales of the Bi-Specific Product shall be allocated equally between the Exclusive Targets.

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Annual Net Sales	Royalty Rate for T Cell Products	Royalty Rate for NK Cell Products
For that portion of annual aggregate Net Sales of all Products of such Cell Type Directed Against a particular Exclusive Target in a Calendar Year that are less than or equal to [***] Dollars [***]	[***]%	[***]%
For that portion of annual aggregate Net Sales of all Products of such Cell Type Directed Against a particular Exclusive Target in a Calendar Year that are greater than [***] Dollars [***] and less than or equal to o[***] Dollars [***]
	[***]%	[***] %
For that portion of annual aggregate Net Sales of all Products of such Cell Type Directed Against a particular Exclusive Target in a Calendar Year that are greater than [***] Dollars [***] and less than or equal to [***] Dollars [***]
	[***]%	[***]%
For that portion of annual aggregate Net Sales of all Products of such Cell Type Directed Against a particular Exclusive Target in a Calendar Year that are greater than [***] Dollars
[***] and less than or equal to [***] Dollars [***]
	[***]%	[***]%
For that portion of annual aggregate Net Sales of all Products of such Cell Type Directed Against a particular Exclusive Target in a Calendar Year that are greater than [***] Dollars [***]	[***]%	[***]%

6.9    Royalty Floors and Offsets.
(a)    If, on a country-by-country and Product-by-Product basis, there is no Valid Claim in such country that Covers the manufacture, use or sale of such Product in such country and, solely with respect to countries outside of the United States, there is no applicable Regulatory Exclusivity that covers the Product in such country at the time of sale, then the applicable royalty rate under Section 6.8 shall be reduced by [***] percent [***], subject to Section 6.9(c).
(b)    If it is Necessary or Useful for Allogene to license one or more Patent Rights from one or more Third Parties in order to Exploit any Product, whether directly or through any Allogene Affiliate or Sublicensee, then Allogene may, in its sole discretion, negotiate and obtain a license under such Patent Right(s) (each such Third Party license, or any such Third Party, referred to herein as a “Third Party License”). Any royalty otherwise payable to Notch under this Agreement with respect to Net Sales of any Product by Allogene, its Affiliates or Sublicensees will be reduced by [***] percent ([***]%) of the amounts paid to Third Parties pursuant to any Third Party Licenses, provided that in no event will the total royalty payable to Notch be less than [***] percent ([***]%) of the royalty amounts otherwise payable to Notch and provided that if any portion of any such reduction is limited by the immediately preceding proviso, the portion that is not permitted to be deducted may be carried forward for reduction in subsequent Calendar Quarters, subject to the limitation in the

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immediately preceding proviso, until such amounts have been expended. For purposes of this Section 6.9(b), (i) “Necessary” means that, without a license to use the Third Party’s Patent Right, the Exploitation of any Product in the form such Product exists at the time that the Third Party License is executed would, in Allogene’s reasonable opinion, based on written advice from counsel, infringe such Third Party’s Patent Right, and (ii) “Useful” means that Allogene has determined in its discretion that use of such Third Party’s Patent Right would enhance the commercial potential of any Product. For clarity, a Third Party License may include a license for Patent Rights and Know-How and all payments thereunder shall be subject to the offset set forth in this Section 6.9.
(c)    Notwithstanding subsection (a) above, in no event shall the royalty rate on the sale of any Product in any country outside the United States be reduced below [***] percent ([***]%). Notwithstanding subsection (a) above, in no event shall the royalty rate on the sale of any Product in the United States be reduced below [***] percent ([***]%).
6.10    Royalty Term. Royalties shall be paid under Section 7.6, on a country-by-country and Product-by-Product basis, commencing on First Commercial Sale of such Product in such country and continuing until the latest of (a) the date upon which there is no Valid Claim of the Notch Patents (including Joint Patents) in such country of sale, (b) the expiration of applicable data or other regulatory exclusivity in such country of sale or (c) the tenth (10th) anniversary of the First Commercial Sale of such Product in such country (collectively, the “Royalty Term”). Following the Royalty Term, Allogene’s license rights under any Notch Technology with respect to such Product and country shall be perpetual, irrevocable, fully paid up and royalty-free.
6.11    Royalty Reports and Payment. Within [***] days after the end of each Calendar Quarter, commencing with the Calendar Quarter during which the First Commercial Sale of the first Product or RIT Product (as applicable) is made anywhere in the Territory, Allogene or Notch, respectively, shall provide the other Party with a report that contains the following information for the applicable calendar quarter, on a product-by-product and country-by-country basis: (a) the gross sales and Net Sales of each Product or RIT Product (as applicable), (b) a summary of the deductions from gross sales applied in calculating Net Sales, (c) the basis for any adjustments to the royalty payable for the sale of such Product or RIT Product (as applicable), and (d) the royalty due hereunder for the sale of such Product or RIT Product (as applicable). Concurrent with the delivery of the foregoing applicable quarterly report, the applicable Party shall pay in Dollars all royalties due to the other Party with respect to Net Sales by such Party and its Affiliates, Licensees, and Sublicensees for such Calendar Quarter.
6.12    Currency; Exchange Rate. All payments to be made by either Party under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from the other Party. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported on the Oanda website (http://www.oanda.com/currency/historical-rates/ ) with Interbank +/- 0%, or such other source as the Parties may agree in writing, for the first, middle and last business days of the applicable reporting period for the payment due.
6.13    Taxes.
(a)    Withholding. If any Applicable Law requires a Party to withhold taxes with respect to any payment to be made by such Party pursuant to this Agreement, such Party will notify the other Party of such withholding requirement prior to making the payment and provide such reasonable assistance to the other Party, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in the

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other Party’s efforts to claim an exemption from or reduction of such taxes. At the other Party’s request, a Party shall delay making any payment otherwise due hereunder in order to provide time for the other Party to provide documentation necessary to claim an exemption from or reduction of such taxes prior to withholding; for clarity, no interest shall apply during such period and the paying Party shall not be required to pay any such payment to the other Party on less than [***] days’ notice following such delay request. Each Party will, in accordance with such Applicable Law withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish the other Party with proof of payment of such taxes within [***] days following the payment. If taxes are paid to a tax authority, each Party shall provide reasonable assistance to the other Party to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid.
(b)    VAT. All payments due to a Party pursuant to this Agreement shall be paid exclusive of any value-added tax (“VAT”) (which, if applicable, shall be payable by the other Party upon such other Party’s receipt of a valid VAT invoice). If a Party determines that it is required to report any such tax, the other Party shall promptly provide such Party with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section is not intended to limit either Party’s right to deduct value-added taxes in determining Net Sales of its products.
6.14    Interest. Any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of: (a) [***] or (b) [***], in each case calculated on the number of days such payment is delinquent.
6.15    Notch Net Payments.
(a)    For purposes of this Section 6.15, “Net Payments” means upfront and milestone payments received by Notch or its Affiliates from any Third Party to the extent in consideration for a grant of rights (whether through an out-license, partnership, sale, or other transaction) to develop or commercialize any RIT Product. Net Payments exclude (a) royalties or any profit share or other revenue sharing on the sale or distribution of any RIT Product (provided royalties are paid to Allogene on such RIT Product), (b) any payment (i) for the purpose of funding the costs of bona fide development or reimbursing the costs of bona fide commercialization of any RIT Product or (ii) for purchase of goods or services by a Third Party from Notch or its Affiliates at fair market value, (c) any reimbursement of patent prosecution or enforcement expenses, or (d) any purchase price for Notch’s or any of its Affiliates’ stock or other securities to the extent not in excess of the fair market value of such stock or other securities. Where rights to one or more products other than an RIT Product are granted to the applicable Third Party in addition to rights to the RIT Product(s), Notch and Allogene shall agree to an equitable apportionment of the amounts paid to Notch or any of its Affiliates between, as applicable, the rights attributable to the RIT Product(s) and the rights attributable to the other product(s) based on a valuation model that takes into account, among other things, stage of development, market potential, potential market share, and competitive products that are approved or under development. The portion of such amounts paid to Notch that allocated to the RIT Product(s) will be the Net Payments for such agreement.
(b)    Subject to Section 6.18, with respect to each agreement entered into by Notch pursuant to which Notch grants a Third Party rights (whether through an out-license, partnership, sale, or other transaction) to develop or commercialize any RIT Product, (a) if Notch enters into such agreement prior to November 1, 2026, then Notch shall pay Allogene [***] percent ([***]%) of all Net Payments received pursuant to such agreement, and (b) if Notch enters into such agreement after [***], then Notch shall pay Allogene [***] percent ([***]%) of all Net Payments received pursuant to such agreement.

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6.16    Notch Milestones. Subject to Section 6.18, Notch shall make the following one-time, non-refundable, non-creditable milestone payments to Allogene following the achievement of the following milestones by Notch or any of its Affiliates, Licensees, or Sublicensees:

Development Milestone		Milestone Amount Due
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
6.17    Royalties. Notch shall pay to Allogene, on an RIT Product-by-RIT Product and country-by-country basis, non-creditable, non-refundable royalties of [***] percent ([***]%) of Net Sales of such RIT Product by Notch and its Affiliates, Licensees, and Sublicensees in such country during the period beginning on the First Commercial Sale of such RIT Product in such country and ending ten (10) years following such First Commercial Sale.
6.18    Payment Cap. Notwithstanding anything in this Agreement to the contrary, in no event shall Notch be required to pay Allogene more than [***] dollars ([***]), in the aggregate, under Section 6.15 and Section 6.16.
6.19    Subsequent Notch Financings. If, following the Restatement Effective Date, Notch’s parent, Notch Therapeutics, Inc., a Delaware corporation (“Notch US”), obtains external equity financing from institutional investors (each such financing, a “Subsequent Financing Round”), Notch US shall, in connection with each Subsequent Financing Round and pursuant to a securities issuance agreement in substantially the form attached hereto as Exhibit I, issue to Allogene, for no additional consideration, equity securities of the same class and series issued to such other investors in such Subsequent Financing Round (the “Equity Securities”), equal to [***]. The obligation of Notch US to issue equity securities to Allogene pursuant to this Paragraph 2 shall expire immediately following the earlier to occur of (x) [***] or (y) [***]. Notwithstanding anything to the contrary provided for herein, in no event will Notch US be obligated to issue [***].
7.    TECHNOLOGY OWNERSHIP
7.1    Background Technology. As between the Parties, each Party will own and retain all right, title and interest in its Background Technology.
7.2    Ownership of Inventions. Ownership of all Inventions shall be assigned based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. All jointly owned Inventions shall be referred to as “Joint Technology” and each Party shall own an undivided half interest in the Joint Technology and any Patent Rights claiming such Joint Technology (“Joint Patents”). Subject to the licenses granted to the other Party under this Agreement, and Section 8.5(c) with respect to enforcement of such Joint Technology, neither Party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other Party to practice, enforce, license, assign or otherwise exploit Inventions or intellectual property included within Joint Technology, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting. Each Party agrees to execute all papers and otherwise agrees to assist the other Party as reasonably required, to perfect in the other Party the rights, title and other interests owned by such Party under this Section and Intellectual Property Rights relating thereto, as applicable.

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7.3    Disclosure of Research Program Inventions. Each Party shall promptly disclose to the other Party, in writing, no later than the occurrence of the first JDC meeting following such conception, all Research Program Inventions, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, employees, agents or contractors relating to such Research Program Inventions, and shall respond promptly to reasonable requests from the other Party for additional information relating to such Research Program Inventions.
8.    PATENT PROSECUTION AND ENFORCEMENT
8.1    Notch Patent(s).
(a)    As between the Parties, and subject to subsection (b) below, Notch will be solely responsible, at its own cost, for the Prosecution and Maintenance of all Notch Patents, excluding all Joint Patents. During each Exclusivity Term, (i) with respect to any Notch Patents, Notch shall consult with Allogene and keep Allogene reasonably informed of the status of such Notch Patents and shall promptly provide Allogene with material correspondences received from any patent authorities in connection therewith, (ii) Notch shall promptly provide Allogene with drafts of all proposed material filings and correspondences to any patent authorities with respect to the Notch Patents for Allogene’s review and comment prior to the submission of such proposed filings and correspondences, and (iii) (A) Notch shall confer with Allogene and shall give good faith consideration to Allogene’s comments in relation to such Prosecution and Maintenance, and shall use reasonable efforts to implement any reasonable changes requested by Allogene towards the objective of optimizing overall patent protection with respect to the Notch Patents, (B) Allogene shall provide any such comments within [***] days of receiving the draft filings and correspondences from Notch, and (C) if Allogene does not provide comments within such period of time, then Allogene shall be deemed to have no comment to such proposed filings or correspondences.
(b)    Subject to the terms of any applicable Notch Third Party In-License (provided that such terms have been provided to Allogene), during each Exclusivity Term, (i) if Notch wishes to abandon or cease Prosecution and Maintenance of any Notch Patent, Notch shall provide reasonable prior written notice to Allogene of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] days prior to the next deadline for any action that must be taken with respect to any such Notch Patent in the relevant patent office), (ii) in such case, upon Allogene’s written election, Allogene shall have the right, but not the obligation, to assume Prosecution and Maintenance of such Notch Patent at Allogene’s expense, and (iii) if Allogene elects to assume the Prosecution and Maintenance of such Notch Patent, then Notch shall promptly transfer to Allogene’s patent counsel all relevant files and materials and Allogene shall have the right to deduct [***] percent ([***]%) of the reasonable costs of Prosecution and Maintenance against milestone payment and royalty amounts payable to Notch hereunder.
8.2    Allogene Patents. As between the Parties, Allogene will be solely responsible, at its own cost, and at its discretion, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all Patent Rights included within Allogene Background Technology and any Patent Rights Controlled by Allogene, excluding Joint Patents (collectively, the “Allogene Patents”).

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8.3    Joint Patents.
(a)    Subject to subsection (b) below, Allogene shall be solely responsible, at Allogene’s cost, and at its discretion, for the Prosecution and Maintenance of the Joint Patents. Allogene shall consult with Notch and keep Notch reasonably informed of the status of the Joint Patents and shall promptly provide Notch with material correspondences received from any patent authorities in connection therewith. In addition, Allogene shall promptly provide Notch with drafts of all proposed material filings and correspondences to any patent authorities with respect to the Allogene Prosecuted Patents for Notch’s review and comment prior to the submission of such proposed filings and correspondences. Allogene shall confer with Notch and shall take into consideration Notch’s comments in relation to such Prosecution and Maintenance, and shall use reasonable efforts to implement any reasonable changes requested by Notch towards the objective of optimizing overall patent protection for such Joint Patents prior to submitting such filings and correspondences, provided that Notch shall provide such comments within [***] days of receiving the draft filings and correspondences from Allogene. If Notch does not provide comments within such period of time, then Allogene may proceed without obtaining or considering such comments in order to continue the Prosecution and Maintenance of the Joint Patents on a timely basis in Allogene’s reasonable discretion. In case of disagreement between the Parties with respect to the Prosecution and Maintenance of the Joint Patents, the final decision shall be made by Allogene with the objective of optimizing overall patent protection for such Joint Patents.
(b)    If Allogene wishes to abandon or cease Prosecution and Maintenance of any Joint Patent, Allogene shall provide reasonable prior written notice to Notch of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] days prior to the next deadline for any action that must be taken with respect to any such Joint Patent in the relevant patent office). In such case, upon Notch’s written election, Notch shall have the right, but not the obligation, to assume Prosecution and Maintenance of such Joint Patent at Notch’s expense. If Notch elects to assume the Prosecution and Maintenance of such Joint Patent, then Allogene shall promptly transfer to Notch’s patent counsel all relevant files and materials and Notch shall keep Allogene reasonably informed regarding the Prosecution and Maintenance.
8.4    Collaboration. Each Party shall provide the other Party all reasonable assistance and cooperation in the Prosecution and Maintenance efforts under this Article 8, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution. The Party assuming such Prosecution and Maintenance responsibilities shall have the right to engage its own counsel to perform such activities.
8.5    Enforcement
(a)    Each Party hereto shall inform the other Party promptly in writing of any alleged or threatened Infringement known to such Party by any Third Party of any Patent Right included within the Notch Patents, Joint Patents or any Allogene Patents, where such infringement adversely affects or is expected to adversely affect any Product in the Field or any RIT Product, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any such Patent (collectively “Product Infringement”). The Parties shall consult with each other regarding any actions to be taken with respect to such Product Infringement, including sharing all information available to such Party regarding such alleged Product Infringement.

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(b)    Allogene shall have the exclusive right to bring and control any legal action in connection with any Product Infringement in the Territory that infringes any Allogene Patent, at its own expense as it reasonably determines appropriate.
(c)    Subject to the terms of any applicable Notch Third Party In-License and provided that such terms have been provided to Allogene, for Product Infringement in connection with a Notch Patent or Joint Patent that adversely affects or is expected to adversely affect any Product in the Field during the applicable Exclusivity Term, Allogene shall have the first right to bring and control any legal action in connection with such Product Infringement at its own cost and expense, and Notch shall have the right to be represented in any action by counsel of its choice. Allogene shall have a period of [***] days after its receipt or delivery of notice under subsection (a) to elect to so enforce the applicable Notch Patents or Joint Patents in the Field in the Territory (or to settle or otherwise secure the abatement of such Product Infringement). If Allogene fails to commence a suit to enforce the applicable Notch Patents or Joint Patents, or to settle or otherwise secure the abatement of such Product Infringement within such period, then Notch shall have the right, but not the obligation, to commence a suit or take action to enforce such Notch Patents or Joint Patents, as applicable, in the Field in the Territory at its own cost and expense. In such event, promptly after the expiration of the applicable [***]-day period, or Allogene’s notice to Notch that it does not elect to enforce such Notch Patents or Joint Patents, the Parties shall meet to discuss in good faith the strategy for enforcing such Patent Rights. Notch shall reasonably consider Allogene’s views with respect to such enforcement.
(d)    The Party enforcing a Patent Right under subsection (b) or (c) above shall keep the other Party reasonably informed as to the status of, and all material developments in, such action, and reasonably consider and incorporate such other Party’s input regarding the strategy and handling of such enforcement activities. Such other Party shall provide the enforcing Party reasonable assistance in such enforcement, at the enforcing Party’s request and expense, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required or if reasonably beneficial for the action. Such other Party shall have the right to be represented in any such action by counsel of its choice, at its expense. In connection with any such proceeding, the Party bringing the action shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the Patent Rights that are the subject of the applicable enforcement action without the prior written consent of the other Party.
(e)    Notch shall have the exclusive right to enforce the Notch Patents, other than Joint Patents, against any Infringement that is not a Product Infringement that adversely affects or is expected to adversely affect any Product in the Field during the applicable Exclusivity Term at its own expense as it reasonably determines appropriate. Allogene shall have the exclusive right to enforce the Allogene Patents for any Infringement at its own expense as it reasonably determines appropriate. With respect to any Infringement, other than a Product Infringement that adversely affects or is expected to adversely affect any Product in the Field during the applicable Exclusivity Term, relating to any Joint Patents, each Party shall have the right to enforce such Joint Patents as its cost and its sole discretion, provided that the enforcing Party shall notify the other Party in writing promptly upon becoming aware of such Infringement.
(f)    Any recoveries resulting from enforcement action relating to a claim of Product Infringement that adversely affects or is expected to adversely affect any Product in the Field during the applicable Exclusivity Term shall be first applied pro rata against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses (the “Remainder”) shall be shared by the Parties as follows:
(i)    if Allogene is the enforcing Party, the Remainder shall be allocated

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[***] percent ([***]%) to Allogene and [***] percent ([***]%) to Notch; and

(ii)    if Notch is the enforcing Party, the Remainder shall be allocated [***] percent ([***]%) to Notch and [***] percent ([***]%) to Allogene.
9.    CONFIDENTIALITY
9.1    Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, each Party (the “Receiving Party”) agrees that it shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party (the “Disclosing Party”). The term “Confidential Information” will mean all information and materials of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available to the Receiving Party by or on behalf of the Disclosing Party in connection with this Agreement or the Prior Confidentiality Agreement, including any of the foregoing of Third Parties. The Joint Technology and the terms of this Agreement shall be the Confidential Information of both Parties, such that each Party shall be deemed to be a Receiving Party with respect thereto. Results, data and other information arising from the Research Plan or related to any CAR Product Directed Against an Exclusive Target that is Controlled by Notch and licensed to Allogene hereunder shall, solely during the applicable Exclusivity Term and subject to the licenses granted hereunder, be the Confidential Information of both Parties. From and after the end of the applicable Exclusivity Term, such results, data and other information that is solely Controlled by Notch and licensed to Allogene hereunder shall be the Confidential Information of Notch.
9.2    Exceptions. Notwithstanding the foregoing, the Receiving Party’s obligations under Section 9.1 shall not apply to information or materials to the extent that the Receiving Party can establish by competent evidence that such information or material:
(a)    was already rightfully known to or possessed by the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure hereunder;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or any of its Affiliates;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure hereunder other than through any act or omission of the Receiving Party or any of its Affiliates in breach of this Agreement or the Prior Confidentiality Agreement;
(d)    was independently developed by employees, agents or contractors of the receiving Party or any of its Affiliates without use of or reference to the Disclosing Party’s Confidential Information as demonstrated by documented evidence prepared contemporaneously with such independent development; or
(e)    was disclosed to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, by a Third Party who had the right to disclose such information without restriction.
9.3    Authorized Use and Disclosure. In addition to the rights granted in Article 5, the Receiving Party may use and disclose the Disclosing Party’s Confidential Information as follows:

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(a)    to its and its Affiliates’ officers, directors, employees, agents, contractors and advisors who are under legally enforceable obligations of confidentiality and non-use at least as stringent as those herein and who reasonably require access to such information for purposes of this Agreement;
(b)    complying with Applicable Laws, orders of a court, or the securities laws and regulations applicable to the public sale of securities; provided, however, that the Receiving Party shall, to the extent legally permissible and practicable, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed;
(c)    such disclosure is reasonably necessary (i) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of a Product, (ii) to Prosecute and Maintain Patent Rights hereunder; or (iii) for prosecuting or defending litigation as contemplated by this Agreement; or
(d)    as expressly agreed by the Disclosing Party.
9.4    Prior Confidentiality Agreement. As of the Original Effective Date, this Agreement terminates, supersedes and replaces the Prior Confidentiality Agreement with respect to information disclosed thereunder. Nothing herein shall release either Party for any liability incurred under the Prior Confidentiality Agreement prior to the Original Effective Date.
9.5    Agreement Terms.
(a)    Each Party agrees not to disclose to any Third Party any non-public terms and conditions of this Agreement without the prior written approval of the other Party, except to advisors (including financial advisors, attorneys and accountants) and to potential and existing investors, collaborators, partners, licensees, acquirers, lenders, or investment bankers under circumstances that reasonably protect the confidentiality thereof, and except as permitted pursuant to Section 10.2. Allogene and Notch agree to issue a press release mutually agreed upon by the Parties, and either Party may publicly disclose the information contained in such press release without the need for further written approval by the other Party. Allogene shall have the sole right to disclose the Exclusive Targets, provided that Notch shall be permitted to disclose to any Third Party, without identifying Allogene, that an Exclusive Target is unavailable for the grant of rights to such Third Party.
(b)    Each Party acknowledges that the other Party may be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the “SEC”) or other applicable entity having regulatory authority over such Party’s securities or the exchange thereof, as a material agreement of such Party. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of certain commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available, and to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed. In the event of any such filing, the filing Party will provide the other Party with a copy of this Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed. The other Party will as promptly as practical provide any such comments. Each Party recognizes that Applicable Laws and SEC policies and regulations to which the other Party is and may become subject to may require the other party to publicly disclose certain terms of this Agreement that such Party may prefer not be disclosed, and that the other Party is in all cases entitled hereunder

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to make such required disclosures to the extent necessary to comply with such Applicable Laws and SEC policies and regulations, as determined in good faith by the other Party’s counsel.
9.6    Term of Obligations of Confidentiality and Non-use. The obligations of confidentiality and non-use under this Agreement shall expire [***] years from the termination or expiration of this Agreement.
9.7    Publication.
(a)    Rights.    If either Party wishes to publish the Confidential Information of the other Party, the Party desiring to publish such information (“Publishing Party”) shall notify the other Party (“Non-Publishing Party”) in writing at least [***] days prior to any proposed disclosure. During such at least [***] day reviewing period, if the Non-Publishing Party notifies the Publishing Party that it wishes to (a) remove its Confidential Information from such proposed publication or presentation, then the Publishing Party shall remove such Confidential Information from such proposed publication or presentation; (b) request a reasonable delay in publication or presentation in order to protect patentable information, then the Publishing Party shall delay the publication or presentation for a period of no more than [***] days to enable patent applications to be filed in accordance with Article 8 protecting Inventions disclosed in such publication or presentation, or (c) in the case that Allogene is the Non-Publishing Party, prohibit the proposed publication or presentation from proceeding, then the Publishing Party shall comply with such request. For clarity, if the Non-Publishing Party fails to notify the Publishing Party during the [***]-day reviewing period as provided under this Section, the Publishing Party shall be free to proceed with the proposed publication or presentation of such Confidential Information.
(b)    Cooperation. Authorship of all publications and presentations of data, results or information arising from the Research Program will be based on contributions to the Research Program in accordance with industry standards and journal requirements. Each Party agrees to work in good faith with the other Party with respect to any such publication or presentation reasonably requested by such other Party.
9.8    Injunction. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction, in any court of competent jurisdiction, enjoining or restraining the other Party and/or its Affiliates from any violation or threatened violation of this Article 9.
10.    WARRANTIES;
10.1    Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Original Effective Date that:
(a)    it is duly organized and validly existing under the laws of the jurisdiction of its incorporation, and it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;
(b)    this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

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(c)    it has obtained or will obtain written agreements from each of its employees, consultants, and contractors who perform activities under the Research Plan pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign Inventions in a manner consistent with the provisions of this Agreement.
10.2    Notch Representations and Warranties. Notch represents and warrants to Allogene as of the Original Effective Date that, except as set forth in Schedule 10.2:
(a)    Notch has full legal or beneficial title and ownership of, or an exclusive license to, the Notch Technology (excluding the Joint Technology) as is necessary to grant the licenses (or sublicenses) to Allogene to such Notch Technology that Notch purports to grant pursuant to this Agreement. Exhibit C is a complete and accurate listing of all Notch Patents existing as of the Original Effective Date.
(b)    Exhibit G is a complete and accurate listing of all Notch Third Party In-Licenses pursuant to which Notch or its Affiliates have obtained rights to the Notch Technology as of the Original Effective Date, and Notch has shared with Allogene a complete and accurate copies of all such agreements. Each such agreement is in effect and is valid and binding on Notch or its Affiliates, enforceable in accordance with its terms, and neither Notch nor any of its Affiliates, nor to the knowledge of Notch, any other party thereto, is in material breach of, or material default under, any such agreement, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default by Notch or any of its Affiliates thereunder;
(c)    None of the Notch Technology is subject to, any liens or encumbrances, and Notch has not granted to any Third Party any license or other right with respect to any Notch Technology that would conflict with the rights and licenses granted to Allogene pursuant to this Agreement. No patent application or registration within the Notch Patents is subject of any pending interference, opposition, cancellation, inter partes review, ex parte reexamination, post grant review, invalidity proceeding including nullity actions or patent protest;
(d)    Notch is not a party to any current or anticipated legal action, including inventorship disputes, suit or proceeding relating to the Notch Technology;
(e)    All employees and contractors of Notch or its Affiliates involved in the creation of any Notch Technology have assigned all right, title and interest in and to the Intellectual Property Rights relating to such Notch Technology to Notch or to an entity that is obligated to assign such Intellectual Property Rights to Notch;
(f)    Notch has not received any communication from any Third Party claiming that: (i) any of the Notch Patents are invalid or unenforceable; (ii) any of the Notch Know-How has been misappropriated; or (iii) the manufacture, use, import, offer for sale, and sale of Products intended to be developed under the Research Program infringes or misappropriates or would infringe or misappropriate any Intellectual Property Rights of any Third Party; and
(g)    to Notch’s knowledge as of the Original Effective Date and the Restatement Effective Date, the practice of the Notch Patents and the use of the Notch Know-How as contemplated under the initial Research Plan as of the Original Effective Date and the Restatement Effective Date, will not infringe a Third Party’s Intellectual Property Rights; provided that, for clarity, Notch gives no representation or warranty as to non-infringement with respect to any derivation of stem cell lines or any genetic engineering or gene editing of stem cell lines.

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In addition, Notch represents and warrants to Allogene as of the Restatement Effective Date that there are no New Notch Third Party In-License existing as of the Restatement Effective Date pursuant to which Notch has in-licensed any Know-How or Patent Rights that could be sublicensed to Allogene under this Agreement.
10.3    Notch Covenants. Notch covenants that all individuals and entities that conduct any portion of the Research Plan, prior to conducting such work, shall have entered into written agreements requiring that such individual or entity shall assign all right, title and interest in and to, or grant to Notch an exclusive (even as to such individual or entity), sublicensable (through multiple tiers), world-wide, fully paid-up license with respect to Products under, the Intellectual Property Rights relating to all Know-How and Inventions arising from such work to Notch or to an entity that is obligated to assign or license such Intellectual Property Rights to Notch, provided that Notch may grant Academic Use Rights to such an entity with notice to Allogene.
10.4    Mutual Covenants.
(a)    No Debarment. In the course of conducting the Research Program and the Exploitation of Products hereunder, neither Party nor its Affiliates shall use any employee or consultant who has been debarred by any Regulatory Authority, or, to such Party’s or its Affiliates’ knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its or its Affiliates’ employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.
(b)    Compliance. Each Party and its Affiliates shall comply in all material respects with all Applicable Laws (including all anti-corruption and anti-bribery laws) in relation to the conduct of the Research Program and performance of its obligations under this Agreement, including (in the case of Allogene) the Exploitation of Products hereunder.
10.5    Warranty Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE 10, NOTCH     AND     ALLOGENE     EXPRESSLY     DISCLAIM     ANY     WARRANTIES     OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.
11.    INDEMNITY; LIABILITY; INSURANCE
11.1    Indemnification.
(a)    Indemnification by Notch. Notch hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Allogene and its Affiliates, and its and their respective agents, directors, officers and employees (each, an “Allogene Indemnitee”) from and against any Claims against any Allogene Indemnitee to the extent arising out of any negligence or intentional misconduct of any Notch Indemnitee or breach of this Agreement (including of any representation or warranty) by any Notch Indemnitee. Notch’s obligation to Indemnify the Allogene Indemnitees pursuant to this subsection (a) shall not apply to the extent that any such Claims arise out of (A) Allogene’s breach of this Agreement or any negligence or intentional misconduct of any Allogene Indemnitee, or (B) any activity set forth in subsection (b) below for which Allogene is obligated to indemnify the Notch Indemnitees.

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(b)    Indemnification by Allogene. Allogene hereby agrees to Indemnify Notch and its Affiliates, and its and their respective agents, directors, officers and employees (each, a “Notch Indemnitee”) from and against any and all Claims against any Notch Indemnitee to the extent arising out of: (i) Allogene’s Exploitation of Products or the exercise by or under the authority of Allogene of the rights and licenses granted to Allogene under this Agreement; or (ii) any negligence or intentional misconduct of any Allogene Indemnitee or breach of this Agreement (including of any representation or warranty) by any Allogene Indemnitee. Allogene’s obligation to Indemnify the Notch Indemnitees pursuant to this subsection (b) shall not apply to the extent that any such Claims arise out of (A) Notch’s breach of this Agreement or any negligence or intentional misconduct of any Notch Indemnitee, or (B) any activity set forth in subsection (a) above for which Notch is obligated to indemnify the Allogene Indemnitees.
11.2    Procedures. To be eligible to be Indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt written notice of the Claim giving rise to the indemnification obligation pursuant to Section 11.1 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that any failure or delay to notify shall not excuse any obligation of the indemnifying Party except to the extent the indemnifying Party is actually prejudiced thereby. The indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party, provided that the indemnifying Party shall have no obligations with respect to any Claims resulting from the indemnified Party’s admission, settlement or other communication without the prior written consent of the indemnifying Party.
11.3    Insurance. Each Party shall maintain in full force and effect during the Term, and for a period of not less than [***] years thereafter, valid and collectible insurance policies providing reasonable liability insurance coverage to protect against potential liabilities and risk arising out of activities to be performed under this Agreement.
11.4    Limitation of Liability. EXCEPT WITH RESPECT TO (A) A BREACH OF EACH PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 9, OR (B) THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING LOSS OF PROFITS OR ANTICIPATED SALES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
12.    TERM; TERMINATION
12.1    Term of Agreement. The term of this Agreement shall commence on the Original Effective Date, and, unless terminated earlier as provided in the remainder of this Article 13, shall continue in full force and effect, on a country-by-country and Product-by-Product basis, until the expiration of all of Allogene’s payment obligations under Article 6 (the “Term”), after which time Allogene shall retain a perpetual, irrevocable license, sublicenseable through multiple tiers, to any Intellectual Property Rights licensed to Allogene pursuant to the terms of this Agreement during the Term, solely within the scope of the licenses granted to Allogene herein during the Term.

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12.2    Termination by Allogene. Subject to Section 13.6, Allogene may terminate this Agreement for any reason at any time in its entirety or on a Product-by-Product basis upon ninety (90) days’ written notice to Notch. Upon any termination by Allogene for convenience, all licenses and other rights granted to Allogene pursuant to this Agreement shall terminate as of the effective date of such termination, provided that if such termination is only with respect to a specific Product(s), then such licenses and rights shall terminate only with respect to such Product(s).
12.3    Termination for Material Breach. Either Party may terminate this Agreement by written notice referencing this Section 12.3 and specifying the breach to the other Party if the other Party is in material breach of its material obligations under this Agreement and has not cured such breach within ninety (90) days (or thirty (30) days in the case of payment breaches) after notice requesting cure of the breach; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, this Agreement shall not be terminated unless it is finally determined under Article 13 that this Agreement was materially breached, and, the breaching Party fails to cure such breach within thirty (30) days after such determination.
12.4    Termination for Insolvency. If, at any time during the Term (i) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within sixty (60) days after the commencement thereof, (ii) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (iii) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (iv) a receiver or custodian is appointed for either Party’s business, or (v) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((i), (ii), (iii), (iv) or (v)), the other Party may terminate this Agreement upon written notice to the extent permitted under Applicable Law.
12.5    Effect of Termination.
(a)    Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such expiration or termination, has already accrued to such Party or which is attributable to a period prior to such expiration or termination. In addition, Sections 4.4, 4.6, 6.3 (solely with respect to Research Costs incurred prior to the effective date of termination), 6.11 (solely with respect to Product sales occurring prior to the effective date of termination), 6.12, 6.13, 6.14, 7.1, 7.2, 10.5 and 12.5, and Articles 9, 11, 13 and 14, shall survive any termination or expiration of this Agreement.
(b)    Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or in equity.
(c)    Consequences of Certain Terminations.
(i)    If this Agreement is terminated pursuant to Section 12.2 by Allogene, Section 12.3 by either Party, or Section 12.4 by either Party, all licenses and other rights granted to Allogene pursuant to this Agreement shall terminate as of the effective date of termination, provided that if a termination by Allogene pursuant to Section 12.2 is not for this Agreement in its entirety, then the scope of such termination shall be limited to the particular Product(s) terminated pursuant to Section 12.2;

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(ii)    If Allogene has the right to terminate this Agreement pursuant to Section 12.3, then in lieu of exercising such termination right Allogene shall be entitled to retain all licenses and other rights granted to it pursuant to this Agreement subject to all financial provisions and other obligations set forth herein, provided that in such event Allogene may also seek any other remedies that Allogene may have at law or in equity in respect of the applicable breach hereof by Notch.
(d)    Return of Materials; Regulatory Documents; Reversion License. Upon termination or expiration of this Agreement, each Party shall return to the other Party or destroy all Confidential Information and materials (including any Materials) provided to it by the other Party and all copies and embodiments thereof, other than such Confidential Information and materials to which such Party retains an ongoing right to use. Notwithstanding the foregoing, each Party may retain one copy of the other Party’s Confidential Information in its confidential files solely for archival purposes. In addition, upon termination, other than for termination by Allogene pursuant to Section 12.3 or 12.4, and at Notch’s request, Allogene shall exclusively negotiate with Notch for a period of [***] days following the date of such termination for a sale or license to Notch of one or more of the Products developed hereunder.
13.    DISPUTE RESOLUTION
13.1    Disputes. Subject to Section 13.3, if the Parties or the JDC are unable to resolve any dispute arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the CEOs of each of Notch and Allogene or their respective equivalents, or designees for attempted resolution by good faith negotiations within ten (10) Business Days after such notice is received. In such event, the Parties shall cause their respective officers or their designees to meet (face-to-face or by teleconference) and be available to attempt to resolve such issue. If the Parties should resolve such dispute, a memorandum setting forth their agreement shall be prepared and signed by both Parties at either Party’s request. If the Parties are unable to resolve any dispute that is related to the Research Plan, Allogene shall have the final decision-making authority with respect to such dispute. Notwithstanding the foregoing, Allogene shall have no authority to require Notch to incur costs that are not included within the Research Budget or otherwise subject to reimbursement by Allogene, without Notch’s prior written consent, and Allogene shall have no final decision-making authority to determine whether or not any payment due hereunder (including any milestone payment hereunder) has been earned or is payable, which payment disputes shall be subject to resolution in accordance with Section 13.2.
13.2    Arbitration. Subject to Sections 13.1 and 13.3, all disputes arising out of or in connection with this Agreement, including any question regarding its formation, existence, validity or termination, shall be finally settled by arbitration pursuant to this Section 13.2. Any arbitration under this Section 13.2 shall be held in San Francisco, California, and administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (the “Rules”) by three (3) arbitrators appointed in accordance with such Rules. The arbitrators shall allow reasonable discovery, in an amount determined by the arbitrator to be necessary in view of the issues in dispute. The Parties shall use good faith efforts to complete arbitration under this Section 14.2 within [***] months following the initiation of such arbitration. The arbitrators shall establish reasonable additional procedures to facilitate and complete such arbitration within such [***] month period. The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration; provided that the arbitrators shall have discretion to award all or any part of the costs of the arbitration, including reasonable attorneys’ fees, to the prevailing Party. Judgment on the award may be entered in any court of competent jurisdiction. The existence of and proceedings in the arbitration shall be considered the Confidential Information of both Parties and shall be subject to the terms of Article 9.

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13.3    Patents; Injunctive Relief. Any dispute, controversy, or claim relating to the scope, validity, enforceability, or infringement of any Patent Rights covering the manufacture, use, or sale of any Product shall be submitted to a court of competent jurisdiction in the country or jurisdiction in which such patent or trademark rights were granted or arose. Nothing herein shall prevent either Party from seeking at any time a preliminary injunction or temporary restraining order in any court of competent jurisdiction in order to protect its interests.
14.    MISCELLANEOUS
14.1    Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York exclusively without regard to any conflict of law rule that would result in the application of the laws of any jurisdiction other than the State of New York.
14.2    Force Majeure. Except with respect to payment of money, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party. The Party affected by such force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred [***] days, the Parties shall consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.
14.3    Relationship. The Parties agree that the relationship of Notch and Allogene established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose. Neither Party shall report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes without the prior written consent of the other Party unless required by a final “determination” as defined in Section 1313 of the United States Internal Revenue Code of 1986, as amended.
14.4    Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party and any such attempted assignment shall be void. Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, to its Affiliate or an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms and conditions of this Agreement. No assignment or transfer of this Agreement shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties, provided that, the exclusivity provisions applicable to Notch pursuant to Section 4.5 shall not apply to any acquiror or successorin-interest to Notch or any Affiliate of any such acquiror or successor-in-interest, in any case that was not an Affiliate of Notch prior to an applicable Change of Control transaction involving Notch (but, for the avoidance of doubt, the exception from the exclusivity provisions set forth in this proviso shall not permit the use of any Notch Technology for activities that

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would otherwise be restricted by the exclusivity provisions applicable to Notch pursuant to Section 4.5). Except as expressly provided in this Section, any attempted assignment or transfer of this Agreement shall be null and void.
14.5    Change in Control. Notwithstanding Section 14.4, Notch shall provide written notice to Allogene upon its intention to sell all or substantially all of its business or assets (whether by merger, reorganization, acquisition, sale or otherwise) (a “CIC Transaction”) at least [***] days prior to entering into a binding agreement for such sale or exclusivity agreement regarding the negotiation of such sale.
14.6    Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.
14.7    Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.
14.8    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall make specific reference to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight delivery service, (b) on the day of sending by email (with receipt confirmation), or (c) three (3) days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.
If to Notch, addressed to:
Notch Therapeutics Inc.
Attn: President
40 King Street West, Suite 2100
Toronto, Ontario M5H 3C2 Canada Email: [***]
If to Allogene, addressed to:
Allogene Therapeutics, Inc.
Attn: General Counsel
210 E. Grand Avenue
South San Francisco, CA 94080
USA
Email: [***]
14.9    Severability. Any term or provision of this Agreement that is held to be invalid, void, or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void, or unenforceable term or provision in any other situation or in any other

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jurisdiction. If any term or provision of this Agreement is declared invalid, void, or unenforceable, the Parties agree that the authority making such determination will have the power to and shall, subject to the discretion of such authority, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.
14.10    Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”(f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any Applicable Laws, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement Applicable Laws thereto; and (j) neither Party or its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party under this Agreement.
14.11    Counterparts. This Agreement may be executed in two or more counterparts (whether delivered by email via .pdf format, facsimile or otherwise), each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party.
14.12    Entire Agreement. This Agreement with its Exhibits and Schedules (a) constitutes the entire agreement and supersedes, as of the Restatement Effective Date, all prior and contemporaneous agreements, negotiations, arrangements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person or entity, other than the Parties, any rights, benefits, or remedies of any nature whatsoever. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representative as of the Restatement Effective Date.

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ALLOGENE THERAPEUTICS, INC	NOTCH THERAPEUTICS INC.
By: /s/ David Chang	By: /s/ David Main
Name: David Chang	Name: David Main
Title: CEO	Title: CEO

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List of Exhibits
Exhibit A – Initial Targets
Exhibit B – Notch Microbead Technology
Exhibit C – Notch Patents
Exhibit D – ROFN Targets
Exhibit E – Initial Research Plan (Intentionally left Blank)
Exhibit F – Cellectis Technology Targets
Exhibit G – Notch Third Party In-Licenses
Exhibit H – Securities Issuance Agreement